Exhibit 99.1
EDGE PETROLEUM CORPORATION
Index to Consolidated Financial Statements and Supplementary Information
CONSOLIDATED FINANCIAL STATEMENT SCHEDULES
     All schedules are omitted, as the required information is either inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Edge Petroleum Corporation
Houston, Texas
     We have audited the accompanying consolidated balance sheets of Edge Petroleum Corporation (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Edge Petroleum Corporation at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, at December 31, 2008, as a result of a deficiency in its revolving credit agreement subsequent to year end, the Company is in a negative working capital position with significant payments due June 30, 2009 under the revolving credit agreement. This condition gives rise to substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) Edge Petroleum Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an unqualified opinion thereon.

/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Houston, Texas
March 16, 2009

EDGE PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in thousands, except share
	data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,475	$7,163
Accounts receivable, trade, net of allowance	14,548	21,845
Accounts receivable, joint interest owners and other, net of allowance	5,689	14,460
Deferred tax asset	—	5,818
Derivative financial instruments	15,407	619
Other current assets	4,591	4,079

Total current assets	48,710	53,984

PROPERTY AND EQUIPMENT, Net—full cost method of accounting for oil and natural gas properties (including unevaluated costs of $16.4 million and $34.9 million at December 31, 2008 and 2007, respectively)	307,059	717,290
OTHER ASSETS	1,828	3,231

TOTAL ASSETS	$357,597	$774,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, trade	$3,086	$7,665
Accrued liabilities	8,779	29,616
Derivative financial instruments	—	12,846
Accrued interest payable	579	1,006
Current portion of debt	239,000	—
Asset retirement obligation	547	589

Total current liabilities	251,991	51,722

ASSET RETIREMENT OBLIGATION—long-term	6,011	6,045

DERIVATIVE FINANCIAL INSTRUMENTS—long-term	—	102

DEFERRED TAX LIABILITY—long-term	—	21,326

OTHER NON-CURRENT LIABILITIES	102	534

DELIVERY COMMITMENT	2,005	—

LONG-TERM DEBT	—	260,000

Total liabilities	260,109	339,729

COMMITMENTS AND CONTINGENCIES (Note 15)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares authorized; 2,875,000 issued and outstanding at December 31, 2008 and 2007	29	29
Common stock, $0.01 par value; 60,000,000 shares authorized; 28,833,546 and 28,544,160 shares issued and outstanding at December 31, 2008 and 2007, respectively	288	285
Additional paid-in capital	423,951	421,808
Retained earnings (deficit)	(326,780)	12,654

Total stockholders’ equity	97,488	434,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,597	$774,505

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except share data)
OIL AND NATURAL GAS REVENUE:
Oil and natural gas sales	$159,754	$174,838	$120,014
Gain (loss) on derivatives	(977)	(13,938)	9,730

Total revenue	158,777	160,900	129,744

OPERATING EXPENSES:
Oil and natural gas operating expenses including severance and ad valorem taxes	26,576	30,196	18,257
Depletion, depreciation, amortization and accretion	88,341	91,718	61,080
Impairment of oil and natural gas properties	362,851	—	96,942
General and administrative expenses	16,776	17,494	13,788

Total operating expenses	494,544	139,408	190,067

OPERATING INCOME (LOSS)	(335,767)	21,492	(60,323)

OTHER INCOME (EXPENSE):
Interest expense, net of amounts capitalized	(11,787)	(10,589)	(2,500)
Amortization of deferred loan costs	(1,403)	(977)	(165)
Other income	289	379	152

INCOME (LOSS) BEFORE INCOME TAXES	(348,668)	10,305	(62,836)

INCOME TAX (EXPENSE) BENEFIT	15,778	(3,733)	21,575

NET INCOME (LOSS)	(332,890)	6,572	(41,261)
Preferred Stock Dividends	(6,544)	(7,577)	—

NET LOSS TO COMMON STOCKHOLDERS	$(339,434)	$(1,005)	$(41,261)

BASIC LOSS PER SHARE	$(11.89)	$(0.04)	$(2.38)

DILUTED LOSS PER SHARE	$(11.89)	$(0.04)	$(2.38)

BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	28,682	27,613	17,368

DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	28,682	27,613	17,368

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2008	2007	2006
		(in thousands)
NET INCOME (LOSS)	$(332,890)	$6,572	$(41,261)
Preferred Stock Dividends	(6,544)	(7,577)	—

NET LOSS TO COMMON STOCKHOLDERS	(339,434)	(1,005)	(41,261)

OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Change in fair value of outstanding hedging and derivative instruments, net of income taxes	—	—	—
Reclassification of hedging and derivative losses(1)	—	—	1,713

Other comprehensive income	—	—	1,713

COMPREHENSIVE LOSS	$(339,434)	$(1,005)	$(39,548)

(1) net of income taxes	$—	$—	$922
See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
		(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(332,890)	$6,572	$(41,261)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized (gain) loss on the fair value of derivatives	(27,735)	17,516	(5,031)
Loss on property	34	—	—
Depletion, depreciation, amortization and accretion	88,341	91,718	61,080
Impairment of oil and natural gas properties	362,851	—	96,942
Gain on ARO settlement	(83)	—	—
Amortization of deferred loan costs	1,403	977	165
Deferred income taxes	(15,513)	3,947	(21,626)
Share-based compensation cost	2,146	3,912	2,807
Bad debt expense	90	257	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, trade	7,219	(4,364)	7,242
(Increase) decrease in accounts receivable, joint interest owners	8,759	(12,243)	(117)
(Increase) decrease in other assets	18	(856)	(442)
Increase (decrease) in accounts payable, trade	(4,579)	3,712	(1,618)
Increase (decrease) in accrued interest payable	(427)	465	524
Increase (decrease) in accrued liabilities	(8,472)	11,256	(1,256)
Increase in other liabilities	1,573	—	—

Net cash provided by operating activities	82,735	122,869	97,409

CASH FLOWS FROM INVESTING ACTIVITIES:
Oil and natural gas property and equipment additions	(60,157)	(142,393)	(144,338)
Drilling advances	(560)	462	2,869
Proceeds from the sale of oil and natural gas properties	19,203	1,302	628
Acquisition of assets in January 2007	—	(375,197)	—
Acquisition of Cinco Energy Corporation, net of cash acquired	—	—	429
Overhedge derivative settlements	(10,643)	—	—

Net cash used in investing activities	(52,157)	(515,826)	(140,412)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from long-term debt	—	275,000	62,000
Repayments on long-term debt	(21,000)	(144,000)	(18,000)
Preferred dividends paid	(8,266)	(5,855)	—
Proceeds of preferred stock offering	—	143,750	—
Costs of preferred stock offering	—	(5,315)	—
Proceeds of common stock offering	—	144,756	—
Costs of common stock offering	—	(6,665)	—
Net proceeds from issuance of common stock	—	42	576
Deferred loan costs	—	(3,674)	(158)

Net cash provided by (used in) financing activities	(29,266)	398,039	44,418

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,312	5,082	1,415
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,163	2,081	666

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,475	$7,163	$2,081

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

							Accumulated
					Additional	Retained	Other	Total
	Preferred Stock		Common Stock		Paid-In	Earnings	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Income (Loss)	Equity
	(in thousands)
BALANCE, DECEMBER 31, 2005	—	$—	17,217	$172	$137,842	$55,454	$(1,713)	$191,755
Issuance of common stock	—	—	225	2	1,404	—	—	1,406
Compensation cost—restricted stock	—	—	—	—	1,908	—	—	1,908
Compensation cost—repriced options	—	—	—	—	69	—	—	69
Tax benefit associated with exercise of non-qualified stock options	—	—	—	—	462	—	—	462
Change in valuation of hedging instruments	—	—	—	—	—	—	1,713	1,713
Net loss	—	—	—	—	—	(41,261)	—	(41,261)

BALANCE, DECEMBER 31, 2006	—	—	17,442	174	141,685	14,193	—	156,052
Issuance of preferred stock	2,875	29	—	—	143,721	—	—	143,750
Costs of preferred stock offering	—	—	—	—	(5,315)	—	—	(5,315)
Issuance of common stock	—	—	10,925	109	144,647	—	—	144,756
Costs of common stock offering	—	—	—	—	(6,665)	—	—	(6,665)
Issuance of common stock	—	—	177	2	548	—	—	550
Stock based compensation costs	—	—	—	—	3,404	—	—	3,404
Tax benefit associated with exercise of non-qualified stock options	—	—	—	—	(217)	—	—	(217)
Adoption of FIN 48	—	—	—	—	—	(534)	—	(534)
Preferred stock dividends ($0.71875 per share)	—	—	—	—	—	(7,577)	—	(7,577)
Net income	—	—	—	—	—	6,572	—	6,572

BALANCE, DECEMBER 31, 2007	2,875	$29	28,544	$285	$421,808	$12,654	$—	$434,776
Issuance of common stock	—	—	289	3	592	—	—	595
Stock based compensation costs	—	—	—	—	1,551	—	—	1,551
Preferred stock dividends ($0.71875 per share)	—	—	—	—	—	(6,544)	—	(6,544)
Net loss	—	—	—	—	—	(332,890)	—	(332,890)

BALANCE, DECEMBER 31, 2008	2,875	$29	28,833	$288	$423,951	$(326,780)	$—	$97,488

See accompanying notes to the consolidated financial statements.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN UNCERTAINTY
     General—Edge Petroleum Corporation(the “Company”) was organized as a Delaware corporation in August 1996 in connection with its initial public offering and the related combination of certain entities that held interests in Edge Joint Venture II (the “Joint Venture”) and certain other oil and natural gas properties; herein referred to as the “Combination”. In a series of transactions the Company issued an aggregate of 4.7 million shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties. In March 1997, and contemporaneously with the Combination, the Company completed the initial public offering of 2.8 million shares of its common stock (the “Offering”). In December 2003, the Company completed a merger with Miller Exploration Company (“Miller”) in a stock for stock transaction, in which the Company issued 2.6 million shares of common stock to the shareholders of Miller. In December 2004 and January 2005, the Company completed a public offering of common stock in which 4.0 million shares were issued in order to fund a significant asset acquisition. In November 2005, the Company acquired 100% of the stock of Cinco Energy Corporation (“Cinco”), which continues as a wholly owned subsidiary named Edge Petroleum Production Company. In January 2007, the Company completed two concurrent public offerings in which approximately 2.9 million shares of preferred stock and approximately 10.9 million shares of common stock were issued in order to partially fund a January 2007 asset acquisition.
     Nature of Operations—The Company is an independent oil and natural gas company engaged in the exploration, development, acquisition and production of crude oil and natural gas properties in the United States. The Company’s resources and assets are managed and its results are reported as one operating segment. The Company conducts its operations primarily along the onshore United States Gulf Coast, with an emphasis in Texas, Mississippi, New Mexico, and Louisiana. In its exploration efforts the Company emphasizes an integrated geologic interpretation method incorporating 3-D seismic technology and advanced visualization and data analysis techniques utilizing state-of-the-art computer hardware and software.
     Financial and Strategic Alternatives Process—In late 2007, the Company announced the hiring of a financial advisor to assist its Board of Directors with an assessment of strategic alternatives. On February 7, 2008, the Company provided an update on the strategic alternative process and publicly announced that it would implement a process to explore a merger or sale of the Company. As a result of the strategic alternatives process, on July 15, 2008, the Company and Chaparral Energy, Inc. (“Chaparral”), a privately held company, announced that they had entered into a definitive merger agreement that provided for Chaparral to acquire Edge in an all-stock transaction. To provide additional funding for the transaction, Chaparral expected to sell 1.5 million shares of its Series B convertible preferred stock, par value $0.01 per share for $150 million in a private sale to Magnetar Financial LLC, on behalf of itself and one or more of its affiliates and assigns (collectively, “Magnetar”).
     The credit crisis and related turmoil in the global financial system and economic recession in the U.S. during the fourth quarter of 2008, along with declines in commodity prices and our stock prices, created a challenging environment for the successful completion of our proposed merger with Chaparral. On December 17, 2008, the Company announced the termination of the Chaparral merger agreement after both the Company and Chaparral determined it was highly unlikely that the conditions to the closing of the proposed merger would be satisfied or that Chaparral would be able to obtain sufficient debt and equity financing to allow them to complete the proposed merger and operate as a

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN UNCERTAINTY (Continued)
combined company, particularly in light of the challenging environment in the financial markets and the energy industry. As a result, after consultation with its legal and financial advisors, the Company’s Board of Directors approved a merger termination agreement with Chaparral and a termination and settlement agreement among Edge, Chaparral and Magnetar. Pursuant to the termination agreements, Magnetar reimbursed Chaparral $5.0 million for certain expenses, of which $1.5 million was paid to the Company at Chaparral’s direction, of which the Company paid $0.3 million to its then-financial advisor, Merrill Lynch.
     Going Concern—In addition to the Deficiency under our Revolving Facility (defined in Note 11) created by the recent borrowing base redetermination (see discussion in Notes 11 and 12), the capital expenditures required to maintain and/or grow production and reserves are substantial. The Company’s stock price has significantly declined over the past year which makes it more difficult to obtain equity financing on acceptable terms to address our liquidity issues. In addition, the Company is reporting negative working capital at December 31, 2008 and a third consecutive year of net losses for the year ended December 31, 2008, which is largely the result of impairments of the Company’s oil and natural gas properties. Therefore, there is substantial doubt as to the Company’s ability to continue as a going concern for a period longer than the current fiscal year. The Company’s ability to continue as a going concern is dependent upon the success of its financial and strategic alternatives process, which may include the sale of some or all of our assets, a merger or other business combination involving the Company or the restructuring or recapitalization of the Company. Until the possible completion of the financial and strategic alternatives process, the Company’s future remains uncertain and there can be no assurance that its efforts in this regard will be successful.
     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies that the Company will continue to meet its obligations and continue its operations for the next twelve months. Realization values may be substantially different from carrying values as shown, and these consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary as a result of this uncertainty.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of Consolidation—The consolidated financial statements include the accounts of all majority owned subsidiaries of the Company, including Edge Petroleum Operating Company Inc., Edge Petroleum Exploration Company, Edge Petroleum Production Company (formerly Cinco Energy Corporation), Miller Oil Corporation, and Miller Exploration Company, which are 100% owned subsidiaries of the Company. All intercompany balances and transactions have been eliminated in consolidation.
     Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
     Financial Instruments—The Company’s financial instruments consist of cash, receivables, payables, long-term debt and oil and natural gas commodity derivatives. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
amount of long-term debt as of December 31, 2008 and 2007 approximates fair value because the interest rates are variable and reflective of market rates. Derivative instruments are reflected at fair value based on quotes obtained from the Company’s counterparties.
     Revenue Recognition and Gas Balancing—The Company recognizes oil and natural gas revenue from its interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by the Company is typically not significantly different from the Company’s share of production. But gas imbalances can occur when sales are more or less than the Company’s entitled ownership percentage of total gas production. Gas imbalances may be accounted for under either the (1) entitlements method, whereby revenue is recorded on the Company’s interest in the gas production actually sold or (2) sales method, whereby revenue is recorded on the basis of total gas actually sold by the Company. The Company uses the sales method of accounting for gas balancing and an asset or a liability is recognized to the extent that there is a material imbalance in excess of the remaining gas reserves on the underlying properties. As of December 31, 2008 and 2007, the Company’s gas production was materially in balance, i.e. its cumulative portion of gas production taken and sold from wells in which the Company has an interest was not materially different from the Company’s entitled interest in gas production from those wells.
     Delivery Commitments—During 2007, the Company executed a gas gathering and compression services agreement with Frontier Midstream, LLC (“Frontier”). Following execution of such agreement, Frontier expedited the installation of the Rose Bud system in White County, Arkansas, including the high and low pressure gathering lines, dehydration, compression and the interconnect with Ozark, in order to accommodate the Company’s desire to be able to deliver natural gas as soon as its wells were completed. At the time of signing the contract, the Company had completed and tested two productive wells in the Moorefield shale. The Rose Bud system was installed, operational and ready to receive the Company’s production in June 2007. The contract minimum commitment to Frontier is 2.7 Bcf over a three-year period for the pipeline interconnect. This line carries a $0.29 per Mcf deficiency rate, for a total commitment for the pipeline of approximately $0.8 million. The Company has delivered approximately $63,800 of this commitment through December 31, 2008. In addition to the pipeline, Frontier also built and installed lateral gathering lines to eight locations. The remaining commitment on these laterals is $1.3 million, for a total potential liability of approximately $2.0 million to be paid by June 2010 if the minimum volumes are not delivered. The Company recorded a long-term liability for the aggregate amount of $2.0 million in the fourth quarter of 2008. Although the Company believes there is the potential to develop this area and increase production, it does not currently have sufficient liquidity to ensure that this occurs in the timeframe required by the gas gathering and compression services agreement with Frontier.
     During 2008, the Company executed a gas gathering and compression services agreement with Integrys Energy Services (“Integrys”) related to the construction and installation of a pipeline connecting the Company’s Slick State properties to its Bloomberg properties in order to secure more advantageous plant processing, transportation and gathering fees and access to gas markets. The pipeline system was installed, operational and ready to redirect the production in September 2008. The contract minimum commitment to Integrys is approximately 11.2 Bcf over a three year period for the pipeline interconnect. The amount of total commitment is $550,000 plus 8% interest per annum, for a total liability of approximately $0.6 million. The Company has delivered approximately $71,400 of this commitment through December 31, 2008. The Company has not recorded a liability for this

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
commitment as it expects to meet the minimum physical delivery based on estimated anticipated production.
     This contract is not considered a derivative, but has been designated as an annual sales contract under SFAS No. 133 (as amended).
     Allowance for Doubtful Accounts—The Company routinely assesses the recoverability of all material trade and other receivables to determine its ability to collect the receivables in full. Many of the Company’s receivables are from joint interest owners on properties of which the Company is the operator. Thus, the Company may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. Generally, the Company’s crude oil and natural gas receivables are collected within two to three months. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated (see Note 3).
     Inventories—Inventories consisting principally of tubular goods and production equipment, stated at the lower of weighted-average cost or market, are included in Other Current Assets on the consolidated balance sheet.
     Other Property, Plant & Equipment—Depreciation of other office furniture and equipment and computer hardware and software is provided using the straight-line method based on estimated useful lives ranging from one to seven years.
     Oil and Natural Gas Properties—The accounting for our business is subject to special accounting rules that are unique to the oil and natural gas industry. There are two allowable methods of accounting for oil and natural gas business activities: (1) the successful-efforts method and (2) the full-cost method. There are several significant differences between these methods. Among these differences is that, under the successful-efforts method, costs such as geological and geophysical (“G&G”), exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized to their respective full-cost pool. The Company utilizes the full-cost method of accounting for oil and natural gas properties. In accordance with the full-cost method of accounting, all costs associated with the exploration, development and acquisition of oil and natural gas properties, including salaries, benefits and other internal costs directly attributable to these activities are capitalized. The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center. The Company capitalized $4.1 million, $4.0 million, and $3.0 million of general and administrative costs in 2008, 2007 and 2006, respectively. The Company also capitalizes a portion of interest expense on borrowed funds related to unproved oil and gas properties. The Company capitalized approximately $2.6 million, $7.9 million, and $5.3 million of interest costs in 2008, 2007 and 2006, respectively.
     In the measurement of impairment of proved oil and natural gas properties, the successful-efforts method of accounting follows the guidance provided in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, where the first measurement for impairment is to compare the net book value of the related asset to its undiscounted future cash flows using commodity prices consistent with management expectations. The full-cost method follows guidance provided in Securities and Exchange Commission (“SEC”) Regulation S-X Rule 4-10, where impairment is determined by the “ceiling test,” whereby to the extent that such capitalized costs subject to amortization in the full-cost pool (net of

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
depletion, depreciation and amortization, prior impairments and related tax effects) exceed the present value (using 10% discount rate) of estimated future net after-tax cash flows from proved oil and natural gas reserves, such excess costs are charged to expense. Once incurred, an impairment of oil and natural gas properties is not reversible at a later date. A ceiling test impairment could result in a significant loss for a reporting period; however, future depletion expense would be correspondingly reduced. In accordance with SEC Staff Accounting Bulletin (“SAB”) No. 103, Update of Codification of Staff Accounting Bulletins, derivative instruments qualifying as cash flow hedges are to be included in the computation of limitation on capitalized costs. The Company has applied the mark-to-market accounting method of accounting since January 1, 2006; therefore, the ceiling tests at December 31, 2008, 2007 and 2006 were not impacted by the fair value of our derivatives.
     Impairment of oil and natural gas properties is assessed quarterly in conjunction with the Company’s quarterly and annual SEC filings. The Company recorded a non-cash ceiling test impairment of oil and natural gas properties of $129.5 million ($84.2 million, net of tax) and $233.3 million ($215.8 million, net of tax) during the quarters ended September 30 and December 31, 2008, respectively, as a result of declines in commodity prices and negative revisions in the Company’s proved reserve quantities. For the third and fourth quarters of 2007, the Company elected to use a pricing date subsequent to the balance sheet date, as allowed by SEC guidelines, to calculate the full-cost ceiling. As a result, no ceiling test impairment was required at September 30 or December 31, 2007. Subsequent pricing did not, however, eliminate the ceiling test impairments calculated at September 30 and December 31, 2008. The Company recorded a non-cash ceiling test impairment of oil and natural gas properties for the year ended December 31, 2006 of $96.9 million ($63.0 million, net of tax), during the third quarter of 2006, as a result of a decline in natural gas prices at the measurement date.
     Oil and natural gas properties are amortized using the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the prospects can be determined or until impairment occurs. Unproved oil and natural gas properties consist of the cost of unevaluated leaseholds, cost of seismic data, exploratory and developmental wells in progress, and secondary recovery projects before the assignment of proved reserves. Oil and natural gas properties include costs of $16.4 million and $34.9 million at December 31, 2008 and 2007, respectively, related to unproved property, which were excluded from capitalized costs being amortized. Unproved properties are evaluated quarterly, and as needed, for impairment on a property-by-property basis. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and natural gas leases not held by production, production response to secondary recovery activities and available funds for exploration and development. If the results of an assessment indicate that an unproved property is impaired, the amount of impairment is added to the proved oil and natural gas property costs to be amortized. In accordance with SAB No. 106, Interaction of Statement 143 and the Full Cost Rules, the amortizable base used to calculate unit-of-production depletion includes estimated future development and dismantlement costs, and restoration and abandonment costs, net of estimated salvage values. The depletion rates per Mcfe for the years ended December 31, 2008, 2007 and 2006 were $5.08, $3.77, and $3.51, respectively.
     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     Asset Retirement Obligations—The Company accounts for asset retirement obligations under the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations, which provides for an asset and liability approach to accounting for Asset Retirement Obligations (“ARO”). Under this method, when legal obligations for dismantlement and abandonment costs, excluding salvage values, are incurred, a liability is recorded at fair value and the carrying amount of the related oil and gas properties is increased. Accretion of the liability is recognized each period using the interest method of allocation and the capitalized cost is depleted over the useful life of the related asset (see Note 7).
     Income Taxes—The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which provides for an asset and liability approach to accounting for income taxes. Effective January 1, 2007, the Company also applied the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109) (“FIN 48”), and FASB Staff Position No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“FSP FIN 48-1”). FIN 48 clarified the accounting for uncertainty in income taxes recognized in the financial statements by prescribing a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognitions, classification, interest and penalties, accounting in interim periods, disclosure and transition. FSP FIN 48-1 provides that a company’s tax position will be considered settled if the taxing authority has completed its examination, the company does not plan to appeal, and it is remote that the taxing authority would reexamine the tax position in the future (see Note 17).
     Earning per Share—The Company accounts for earnings per share in accordance with SFAS No. 128, Earnings per Share, which establishes the presentation requirements for earnings per share (“EPS”) (see Note 19).
     Share-Based Compensation—At December 31, 2008, the Company had a share-based employee compensation plan that included restricted stock units and stock options issued to employees and non-employee directors, as more fully described in Note 19. Stock options were last issued in April 2004. The Company accounts for share-based compensation in accordance with the provisions of SFAS No. 123(R), Share-Based Payment, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The Company elected to use the modified-prospective method for adoption of SFAS No. 123(R) and recognized additional compensation expense of $68,937 in 2006. No further expense associated with stock options was recorded in 2007 or 2008 or is expected to be recognized unless future awards are granted. The Company has recorded compensation expense associated with the issuance of restricted stock and restricted stock units since the plan was adopted in 1997 and stock or stock units were first granted.
     Share-based compensation for the years ended December 31, 2008, 2007 and 2006 was approximately $1.6 million, $3.0 million and $2.0 million, respectively, of which $1.2 million, $2.4 million and $1.6 million, respectively, is included in general and administrative expenses (“G&A”) and $0.4 million, $0.6 million and $0.4 million, respectively is capitalized to oil and natural gas properties.
     During the year ended December 31, 2008, 1,600 restricted stock units (“RSUs”) were granted. At December 31, 2008, there were 305,020 RSUs outstanding, all of which are classified as equity instruments. No options were granted during the year ended December 31, 2008. During 2008, no

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
options were exercised or forfeited, resulting in 643,600 vested unexercised options outstanding at period end.
     Fair Value Measurements—Effective January 1, 2008, the Company partially adopted SFAS No. 157, Fair Value Measurements, which provides a common definition of fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements, but does not require any new fair value measurements. The partial adoption of SFAS No. 157 had no impact on the Company’s consolidated financial statements, but it did result in additional required disclosures as set forth in Note 10. In February 2008, the FASB issued FSP 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Accordingly, the Company has not yet applied the provisions of SFAS No. 157 to its AROs.
     In conjunction with the adoption of SFAS No. 157, the Company also adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115, effective January 1, 2008. SFAS No. 159 allows a company the option to value its financial assets and liabilities, on an instrument by instrument basis, at fair value, and include the change in fair value of such assets and liabilities in its results of operations. The Company did not apply the provisions of SFAS No. 159 to any of its financial assets or liabilities. Accordingly, there was no impact to the Company’s consolidated financial statements resulting from the adoption of SFAS No. 159.
     Derivatives and Hedging Activities—The Company accounts for its derivative contracts under the provisions of SFAS No. 133 (as amended). The statement requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative qualifies for cash flow hedge accounting treatment. If the derivative is designated as a cash flow hedge and the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then the changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (“OCI”). These gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item. If cash flow hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value and gains and losses that were accumulated in OCI will be recognized in earnings immediately. During the first quarter of 2006, the Company began applying mark-to-market accounting treatment to all outstanding derivative contracts. Therefore, the changes in fair value are not deferred through OCI, but rather recorded in revenue immediately as unrealized gains or losses (see Note 9).
     Comprehensive Income—The Company follows the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. In accordance with the provisions of SFAS No. 130, the Company has presented the components of comprehensive income on the face of the consolidated statements of comprehensive income (loss).

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.
     Significant estimates include volumes of oil and natural gas reserves used in calculating depletion of proved oil and natural gas properties, future net revenues and abandonment obligations, impairment of undeveloped properties, future income taxes and related assets/liabilities, bad debts, derivatives, contingencies and litigation. Oil and natural gas reserve estimates, which are the basis for unit-of-production depletion and the ceiling test, have numerous inherent uncertainties. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered. In addition, reserve estimates are vulnerable to changes in wellhead prices of crude oil and natural gas. Such prices have been volatile in the past and can be expected to be volatile in the future.
     Concentration of Credit Risk—Substantially all of the Company’s accounts receivable result from oil and natural gas sales or joint interest billings to third parties in the oil and natural gas industry. This concentration of customers and joint interest owners may impact the Company’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Historically, the Company has not experienced significant credit losses on such receivables; however, in 2001, the Company reserved $0.5 million related to non-payments from two purchasers of the Company’s oil and natural gas, of which $0.3 million was written off and $0.2 million was recovered during 2007. In 2008, the Company expensed approximately $0.1 million in accounts receivable from joint interest owners. In 2007, the Company expensed $0.5 million in accounts receivable, trade related to the ongoing Golden Prairie dispute that the Company no longer felt it could collect as it had exhausted its efforts on this matter. In 2006, the Company wrote off $1,571 in accounts receivable from joint interest owners. The Company cannot ensure that similar such losses may not be realized in the future.
     Recently Issued Accounting Pronouncements—In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”). SFAS No. 141R expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in earnings, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS No. 141R is required prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS No. 141R to fiscal years preceding the effective date are not permitted. However, accounting for changes in valuation allowances for acquired deferred tax assets and the resolution of uncertain tax positions for prior business combinations will impact income tax expense instead of impacting the prior business combination accounting starting January 1, 2009. The Company is currently evaluating the changes provided in SFAS No. 141R and believes it could have a material impact on the Company’s consolidated financial statements if it were to undertake a significant acquisition or business combination.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS No. 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS No. 160 is for annual periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS No. 160 to fiscal years preceding the effective date are not permitted. The Company currently does not expect adoption of this statement to have an impact on its consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for annual periods beginning on or after November 15, 2008. Early application of SFAS No. 161 is encouraged, as are comparative disclosures for earlier periods at initial adoption. The Company will adopt SFAS No. 161 on January 1, 2009 and does not expect adoption of this statement to impact its consolidated financial statements, but it does expect it to impact disclosures made in its future quarterly and annual filings.
     In December 2008, the SEC issued the final rule, “Modernization of Oil and Gas Reporting,” which adopts revisions to the SEC’s oil and natural gas reporting disclosure requirements and is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009. Early adoption of the new rules is prohibited. The new rules are intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves to help investors evaluate their investments in oil and natural gas companies. The new rules are also designed to modernize the oil and natural gas disclosure requirements to align them with current practices and changes in technology. The new rules include changes to the pricing used to estimate reserves, the ability to include nontraditional resources in reserves, the use of new technology for determining reserves and permitting disclosure of probable and possible reserves. The Company is currently evaluating the potential impact of these rules. The SEC is discussing the rules with the FASB staff to align FASB accounting standards with the new SEC rules. These discussions may delay the required compliance date. Absent any change in the effective date, the Company will begin complying with the disclosure requirements in our annual report on Form 10-K for the year ended December 31, 2009.
     Reclassifications—Certain reclassifications of prior period balances have been made to conform to current reporting practices.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3. ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS
     Below are the components of Accounts Receivable, Joint Interest Owners and Other, as of December 31, 2008 and 2007:

	December 31,
	2008	2007
	(in thousands)
Joint interest owners	$5,178	$14,156
Other receivables(1)	526	307
Allowance for doubtful accounts receivable (joint interest owners)	(15)	(3)

Accounts receivable, joint interest owners and other, net of allowance	$5,689	$14,460

(1)	Other receivables represent various miscellaneous refunds or credits that the Company is due that may not relate to Joint Interest Billings or Trade Receivables.
     The following table sets forth changes in the Company’s allowance for doubtful accounts receivable, trade and joint interest owners and other, for the years ended December 31, 2008, 2007 and 2006:

	Balance at	Charged to		Balance at
	Beginning of	Costs and	Deductions	End of
	Year	Expenses	and Other	Year
		(in thousands)
Year ended December 31, 2008:
Allowance for doubtful accounts	$3	$90	$(13)	$80
Year ended December 31, 2007:
Allowance for doubtful accounts	$528	$257	$(782)	$3
Year ended December 31, 2006:
Allowance for doubtful accounts	$530	$—	$(2)	$528
4. OTHER CURRENT ASSETS
     Below are the components of other current assets as of December 31, 2008 and 2007:

	December 31,
	2008	2007
	(in thousands)
Prepaid insurance	$1,003	$785
Prepayments and deposits to vendors	378	433
Prepaid seismic licenses	—	469
Drilling advances	1,515	485
Federal tax deposit	449	225
Inventory(1)	1,246	1,682

Other current assets	$4,591	$4,079

(1)	Consists of tubular goods and production equipment for wells and facilities.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
5. PROPERTY AND EQUIPMENT
     At December 31, 2008 and 2007, property and equipment consisted of the following:

	December 31,
	2008	2007
	(in thousands)
Developed oil and natural gas properties	$1,118,774	$1,059,788
Unevaluated oil and natural gas properties	16,432	34,865
Computer equipment and software	5,113	5,085
Other office property and equipment	5,997	5,996

Total property and equipment	1,146,316	1,105,734
Accumulated depletion, depreciation and amortization and impairments	(839,257)	(388,444)

Property and equipment, net	$307,059	$717,290

     Costs associated with unproved properties and major development projects related to continuing operations of $16.4 million and $34.9 million as of December 31, 2008 and 2007, respectively, are excluded from amounts subject to amortization.

					Excluded
	Year Costs Incurred				Costs at
	Prior Years	2006	2007	2008	December 31, 2008
	(in thousands)
Property acquisition	$979	$1,548	$2,296	$3,079	$7,902
Exploratory	108	3,105	1,619	2,169	7,001
Capitalized interest	20	239	598	672	1,529

Total Costs Excluded	$1,107	$4,892	$4,513	$5,920	$16,432

     The majority of the evaluation activities are expected to be completed within two to three years, subject to the Company’s ability to obtain financing to increase its severely limited capital budget (see Note 11). These excluded costs represent unproved properties and major development projects in which the Company owns a direct interest, including the following:
•	Mississippi Salt Basin—The Company is conducting a large development project in the Mississippi Interior Salt Basin. The Company has contracted a company specializing in processing seismic data in salt provinces to reprocess one of the Company’s merged proprietary seismic surveys. The new seismic processing continues the Company’s efforts to integrate well control with the seismic data in order to define the salt-sediment interface on salt domes within the basin. The Company has continued to acquire new leasehold in 2008 and expects to renew certain of its existing leasehold for the Upper and Lower Hosston objectives in 2009. Costs excluded from the amortizable base associated with this play totaled approximately $10 million at December 31, 2008.

•	El Sauz—The El Sauz Project is an active 3-D seismic exploration project. The Company has been actively permitting, acquiring seismic options and new term leases for the planned 120 square mile proprietary 3-D seismic survey over the last year. Contractors are currently completing line clearing and surveying with data acquisition to begin in March 2009. The current timeline is to have the new 3-D seismic data ready for interpretation in the Company’s office by

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
5. PROPERTY AND EQUIPMENT (Continued)
the end of the third quarter of 2009. Costs excluded from the amortizable base associated with this play totaled approximately $4 million at December 31, 2008.

•	Deep Frio Trend, south Texas—The Company’s interest in the Frio trend increased as a result of the Chapman Ranch Field Acquisition in late 2006 (see Note 6). The Company completed the acquisition of a proprietary 3-D seismic survey in early 2007 over the Chapman Ranch field. The new 3-D seismic identified a number of development, exploitation and exploration opportunities. The Company anticipates drilling approximately 3 to 7 gross wells in the future to continue to develop this area. Costs excluded from the amortizable base associated with this play totaled approximately $1 million at December 31, 2008.
6. ACQUISITIONS AND DIVESTITURES
     South and southeast Texas asset acquisition in January 2007—On November 16, 2006, the Company entered into two separate purchase and sale agreements (both of which were subsequently amended) with an unrelated privately held company for ownership interests in certain leasehold acreage, oil and natural gas properties located in southeast and south Texas, consisting of producing wells from the private company and eight other owners who transferred their interests to the private company prior to the closing, option and leasehold rights and exploration and development rights in an exploration project area known as the Mission project area in south Texas, and certain gathering facilities and ownership of approximately 13 miles of natural gas gathering pipelines and related infrastructure serving certain producing assets in southeast Texas (the “January 2007 Acquisition”). In addition, as part of this acquisition, the Company acquired a working interest, option and leasehold rights in two exploration ventures in separate areas, primarily in Texas, from the private company for $10.0 million. Closing occurred on January 31, 2007, accordingly, the Company’s consolidated results of operations include the acquired properties in south and southeast Texas beginning February 1, 2007. On December 12, 2007 the Company accepted the final adjusted closing price of $384.4 million, which was adjusted pursuant to the post-closing adjustment provisions of the amended purchase and sale agreements. The Company financed the purchase price of the January 2007 Acquisition through public offerings of common and preferred stock (see Notes 13 and 14) and borrowings under its Revolving Facility (see Note 11). The Company also capitalized approximately $1.4 million in other direct costs resulting from the acquisition and assumed ARO liabilities of $0.9 million.
     During the third quarter 2007, the Company elected to terminate one of the two ventures in south Texas, which was entered into in January 2007. The effective date of termination for this venture was October 2, 2007. In exchange for returning all 3-D seismic data covering the area of mutual interest, the privately held company refunded the Company’s payments since January 2007 related to this exploration venture. In October 2007, the Company received $5.5 million, including the $5.0 million initial price paid for the venture and $0.5 million in expenses related to the venture, which were incurred and paid to the privately held company from January to September 2007.
     The following unaudited pro forma results for the year ended December 31, 2007 show the effect on the Company’s consolidated results of operations as if the January 2007 Acquisition had occurred on January 1, 2007. The following unaudited pro forma results for the year ended December 31, 2006 show the effect on the Company’s consolidated results of operations as if the January 2007 Acquisition had occurred on January 1, 2006. The pro forma results for the 2007 and 2006 periods presented are the result of combining the statement of income for the Company with the revenues and direct operating expenses of the properties acquired adjusted for (1) assumption of ARO liabilities and

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
6. ACQUISITIONS AND DIVESTITURES (Continued)
accretion expense for the properties acquired, (2) depletion expense applied to the adjusted basis of the properties acquired using the purchase method of accounting, (3) depreciation expense for other non-oil and natural gas assets acquired, (4) interest expense on added borrowings necessary to finance the acquisition, (5) amortization of deferred loan costs for new loan costs related to the financing of the acquisition, (6) dividends payable on the 5.75% Series A cumulative convertible perpetual preferred stock, (7) the related income tax effects of these adjustments based on the applicable statutory rates, and (8) the impact of common and preferred shares issued in public offerings completed to partially finance the January 2007 Acquisition. The pro forma information is based upon numerous assumptions, and is not necessarily indicative of future results of operations:

	For the Year Ended
	December 31,
	2007	2006
	(unaudited)
	(in thousands, except per share amounts)
Total revenue	$166,737	$213,743
Net income (loss)	8,324	(24,358)
Net income (loss) available to common stockholders	90	(32,623)
Net income (loss) per common share:
Basic	$—	$(1.15)
Diluted	$—	$(1.15)
     Chapman Ranch Field Acquisition in 2006—On December 12, 2006, the Company executed an agreement to acquire certain working interests in the Chapman Ranch Field in Nueces County, Texas from Kerr-McGee Oil & Gas Onshore LP (“Kerr-McGee”), a wholly owned subsidiary of Anadarko Petroleum Corporation. Upon the closing of the Kerr-McGee acquisition on December 28, 2006, the Company assumed operatorship of Chapman Ranch and added to the Company’s existing working interest position in this field which it initially acquired in connection with two other acquisitions in late 2005. The final adjusted purchase price of $25.3 million was financed through borrowings under the Company’s then-existing credit facility.
     Divestitures—During 2008, the Company completed sales of certain non-core assets, which included a pipeline and approximately 120 properties in Texas and Mississippi, to various buyers for aggregate proceeds of approximately $19.2 million. During January 2007, the Company divested a portion of its interest in a Louisiana well for $1.1 million. In 2006, the Company consummated the divestiture of its Buckeye properties located in Live Oak County, Texas for net proceeds of $0.6 million. Under full cost accounting rules, gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country. Dispositions during 2008, 2007 and 2006 did not significantly alter the relationship between capitalized costs and proved reserves; therefore, the proceeds from these transactions were recognized as an adjustment of capitalized costs.
7. ASSET RETIREMENT OBLIGATIONS
     SFAS No. 143 requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable. Under this method, when liabilities for dismantlement and abandonment costs,

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
7. ASSET RETIREMENT OBLIGATIONS (Continued)
excluding salvage values, are initially recorded, the carrying amount of the related oil and natural gas properties is increased. The fair value of the ARO asset and liability is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate. Accretion of the liability is recognized each period using the interest method of allocation, and the capitalized cost is depleted over the useful life of the related asset.
     The Company adopted SFAS No. 143 on January 1, 2003, and the Company records an abandonment liability associated with its oil and natural gas wells when those assets are placed in service. The changes to the ARO during the periods ended December 31, 2008 and 2007 are as follows:

	For the Year Ended
	December 31,
	2008	2007
	(in thousands)
ARO, beginning of year	$6,634	$3,371
Additional liabilities incurred	744	1,203
Liabilities settled	(1,317)	(53)
Accretion expense	379	297
Revisions	118	1,816

ARO, end of year	$6,558	$6,634

Current portion	$547	$589
Long-term portion	$6,011	$6,045
     ARO liabilities incurred during the year ended December 31, 2008 include obligations assumed for 54 properties that were successfully drilled during the year and several non-operated properties that were not previously identified. Liabilities settled during the year ended December 31, 2008 included 135 properties that were either plugged or sold. Revisions to the estimated liability relate to changes in working interests in certain properties.
8. ACCRUED LIABILITIES
     Below are the components of accrued liabilities as of December 31, 2008 and 2007:

	As of December 31,
	2008	2007
	(in thousands)
Accrued capital expenditures	$2,371	$8,084
Professional services	1,408	1,368
Royalties payable	3,344	12,377
Lease operating expenses including ad valorem taxes payable	1,119	4,291
Preferred stock dividends payable	—	1,722
Other	537	1,774

Accrued liabilities	$8,779	$29,616

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. HEDGING AND DERIVATIVE ACTIVITIES
     Due to the volatility of oil and natural gas prices, the Company periodically enters into price-risk management transactions (e.g., swaps, collars and floors) for a portion of its expected oil and natural gas production to seek to achieve a more predictable cash flow, as well as to reduce exposure from price fluctuations. While the use of these arrangements may limit the Company’s ability to benefit from increases in the price of oil and natural gas, it is also intended to reduce the Company’s potential exposure to significant price declines. As a result of changes to the Company’s 2008 production and the impact of certain divestitures, both of which reduced expected production as compared to that expected at the time the Company entered into the derivative contracts, the Company had approximately 115% and 190% of its 2008 natural gas and crude oil production, respectively, covered by derivative contracts. The Company’s arrangements, to the extent it enters into any, are intended to apply to only a portion of its expected production and thereby provide only partial price protection against declines in oil and natural gas prices. None of these instruments were, at the time of their execution, intended to be used for trading or speculative purposes, but a portion of these instruments was subsequently deemed as such because of the decrease in the Company’s 2008 production. These derivative transactions are generally placed with major financial institutions that the Company believes are financially stable; however, in light of the recent global financial crisis, there can be no assurance of the foregoing. On a quarterly basis, the Company’s management sets all of the Company’s price-risk management policies, including volumes, types of instruments and counterparties. These policies are implemented by management through the execution of trades by the Chief Financial Officer after consultation and concurrence by the President and Chairman of the Board. The Board of Directors reviews the Company’s policies and trades monthly.
     All of these price-risk management transactions are considered derivative instruments and accounted for in accordance with SFAS No. 133 (as amended). These derivative instruments are intended to hedge the Company’s price risk and may be considered hedges for economic purposes, but certain of these transactions may not qualify for cash flow hedge accounting. All derivative instruments, other than those that meet the normal purchases and sales exception, are recorded on the balance sheet at fair value. The cash flows resulting from settlement of derivative transactions which relate to economically hedging the Company’s physical production volumes are classified in operating activities on the statement of cash flows and the cash flows resulting from settlement of derivative transactions considered “overhedged” positions are classified in investing activities on the statement of cash flows. For those derivatives in which mark-to-market accounting treatment is applied, the changes in fair value are not deferred through OCI on the balance sheet. Rather they are immediately recorded in total revenue on the statement of operations. For those derivative instrument contracts that are designated and qualify for cash flow hedge accounting, the effective portion of the changes in the fair value of the contracts is recorded in OCI on the balance sheet and the ineffective portion of the changes in the fair value of the contracts is recorded in total revenue on the statement of operations, in either case, as such changes occur. When the hedged production is sold, the realized gains and losses on the contracts are removed from OCI and recorded in revenue. While the contract is outstanding, the unrealized gain or loss may increase or decrease until settlement of the contract depending on the fair value at the measurement dates.
     During the first quarter of 2006, the Company began to apply mark-to-market accounting treatment to all outstanding derivative contracts, whereas cash flow hedge accounting treatment was applied to natural gas contracts prior to 2006. As a result, the changes in fair value are not deferred through other comprehensive income, but rather recorded in revenue immediately as unrealized gains

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. HEDGING AND DERIVATIVE ACTIVITIES (Continued)
or losses. The Company continues to evaluate the terms of new contracts entered into to determine whether cash flow hedge accounting treatment or mark-to-market accounting treatment will be applied. The Company has always used mark-to-market accounting treatment for its crude oil contracts.
     For the years ended December 31, 2008, 2007 and 2006, the Company included in revenue realized and unrealized losses related to its derivative contracts. For the three years ended December 31, 2008, 2007 and 2006, the Company included in total revenue the following realized and unrealized gains and losses:

	For the Year Ended December 31,
	2008	2007	2006
		(in thousands)
Natural gas derivative realized settlements	$(9,453)	$4,513	$4,699
Crude oil derivative realized settlements	(19,259)	(935)	—
Natural gas derivative unrealized change in fair value	10,765	(2,060)	4,686
Crude oil derivative unrealized change in fair value	16,970	(15,456)	345

Gain (loss) on derivatives	$(977)	$(13,938)	$9,730

     The fair value of outstanding derivative contracts reflected on the balance sheet were as follows:

						Fair Value of
						Outstanding
						Derivative Contracts
	Transaction			Price	Volumes	as of December 31,
Transaction Date	Type	Beginning	Ending	Per Unit	Per Day	2008	2007
						(in thousands)
Natural Gas(1):
01/07	Collar	01/01/2008	12/31/2008	$7.50-$9.00	20,000 MMBtu	$—	1,096
01/07	Collar	01/01/2008	12/31/2008	$7.50-$9.00	10,000 MMBtu	—	619
01/07	Collar	01/01/2008	12/31/2008	$7.50-$9.02	10,000 MMBtu	—	599
04/07	Collar	01/01/2009	12/31/2009	$7.75-$10.00	10,000 MMBtu	6,688	125
10/07	Collar	01/01/2009	12/31/2009	$7.75-$10.08	10,000 MMBtu	6,702	187

Crude Oil(2):
12/06	Swap	01/01/2008	12/31/2008	$66.00	1,500 Bbl	—	(14,541)
10/07	Collar	01/01/2009	12/31/2009	$70.00-$93.55	300 Bbl	2,017	(414)

						$15,407	$(12,329)

(1)	The Company’s natural gas contracts were entered into on a per MMBtu delivered price basis, using the NYMEX Natural Gas Index. Mark-to-market accounting treatment is applied to these contracts and the change in fair value is reflected in total revenue.

(2)	The Company’s crude oil contracts were entered into on a per barrel delivered price basis, using the West Texas Intermediate Light Sweet Crude Oil Index. Mark-to-market accounting treatment is applied to these contracts and the change in fair value is reflected in total revenue.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. FAIR VALUE MEASUREMENTS
     As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity.
Valuation Techniques
     In accordance with SFAS No. 157, valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types:
•	Market Approach. Market approach valuation techniques use prices and other relevant information from market transactions involving identical or comparable assets or liabilities.

•	Income Approach. Income approach valuation techniques convert future amounts, such as cash flows or earnings, to a single present amount, or a discounted amount. These techniques rely on current market expectations of future amounts.

•	Cost Approach. Cost approach valuation techniques are based upon the amount that, at present, would be required to replace the service capacity of an asset, or the current replacement cost. That is, from the perspective of a market participant (seller), the price that would be received for the asset is determined based on the cost to a market participant (buyer) to acquire or construct a substitute asset of comparable utility.
     The three approaches described within SFAS No. 157 are consistent with generally accepted valuation methodologies. While all three approaches are not applicable to all assets or liabilities accounted for at fair value, where appropriate and possible, one or more valuation techniques may be used. The selection of the valuation method(s) to apply considers the definition of an exit price and the nature of the asset or liability being valued and significant expertise and judgment is required. For assets and liabilities accounted for at fair value, valuation techniques are generally a combination of the market and income approaches. Accordingly, the Company aims to utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
Input Hierarchy
     SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value directly related to the amount of subjectivity associated with the inputs. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:
•	Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2—Inputs (other than quoted prices included in Level I) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. FAIR VALUE MEASUREMENTS (Continued)
date and for the duration of the instrument’s anticipated life. Level 2 includes those financial instruments that are valued using models or other valuation methodologies, which consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.

•	Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.
Fair Value on a Recurring Basis
     The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

Fair Value Measurements Using:
		Quoted	Significant
		Prices in	Other	Significant
		Active	Observable	Unobservable
	Total Fair	Markets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(in thousands)
Assets:
Derivative instruments	$15,407	$—	$—	$15,407

Liabilities:
Derivative instruments	$—	$—	$—	$—
     The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative instruments classified as Level 3 in the fair value hierarchy.

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	Assets	Liabilities	Assets	Liabilities
		(in thousands)
Balance as of beginning of period	$181	$(4,107)	$619	$(12,948)
Realized and unrealized gains included in earnings	14,516	2,675	16,835	39,613
Realized and unrealized gains (losses) included in other comprehensive income	—	—	—	—
Settlements	710	1,432	(2,047)	(26,665)
Transfers in and/or out of Level 3	—	—	—	—

Balance as of December 31, 2008	$15,407	$—	$15,407	$—

Change in unrealized losses relating to instruments still held as of December 31, 2008	$(15,157)	$—	$(15,509)	$—

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. FAIR VALUE MEASUREMENTS (Continued)
     Gains and losses (realized and unrealized) for Level 3 recurring items are included in total revenue on the consolidated statements of operations. Settlements represent cash settlements of contracts during the period, which are included in total revenue on the consolidated statements of operations.
     Transfers in and/or out represent existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period. There were no transfers in or out of Level 3 during the periods presented.
Fair Value on a Nonrecurring Basis
     In February 2008, the FASB issued FSP 157-2, which postpones the effective date of SFAS No. 157 for non-financial assets and liabilities. Therefore, the Company has not adopted the provisions of SFAS No. 157 for its asset retirement obligations (“ARO”). The Company uses fair value measurements on a nonrecurring basis in its AROs. These liabilities are recorded at fair value initially and assessed for revisions periodically thereafter. The lowest level of significant inputs for fair value measurements for ARO liabilities are Level 3. A reconciliation of the beginning and ending balances of the Company’s ARO is presented in Note 1, in accordance with SFAS No. 143, and the Company expects to expand its disclosures regarding its ARO upon complete adoption of SFAS No. 157.
11. DEBT
     On January 30, 2007, the Company entered into a Fourth Amended and Restated Credit Agreement (as amended, the “Revolving Facility”) for a new revolving credit facility with Union Bank of California (“UBOC”), as administrative agent and issuing lender, and the other lenders party thereto (together with UBOC, the “Lenders”). Pursuant to the Revolving Facility, UBOC acts as the administrative agent for a senior first lien secured borrowing base revolving credit facility in favor of the Company and certain of its wholly-owned subsidiaries in an amount equal to $750 million, of which only $320 million was available under the borrowing base at the time of closing. The Revolving Facility has a letter of credit sub-limit of $20 million. The Revolving Facility’s original maturity was scheduled for January 31, 2011. In connection with the Revolving Facility, the Company paid the Lenders fees in an amount equal to 1.00% of the initial borrowing base, or $3.2 million, on January 31, 2007. The Company also paid approximately $0.6 million for certain other administrative fees, legal fees, fronting fees and work fees in connection with the Revolving Facility. The aggregate fees of $3.8 million (of which $0.1 million was paid in December 2006) were recorded to deferred loan costs and are being amortized over the maturity of the Revolving Facility.
     At December 31, 2008, borrowings under the Revolving Facility bore interest at either LIBOR plus an applicable margin ranging from 1.25% to 2.5% or Prime plus a margin of up to 0.25%, with an unused commitment fee ranging from 0.50% to 0.25%. At December 31, 2008, the interest rates applied to the Company’s outstanding Prime and LIBOR borrowings were 3.75% and 4.33%, respectively. As of December 31, 2008, $239 million in total borrowings were outstanding under the Revolving Facility. The borrowing base was reduced from $320 million to $300 million during the fourth quarter of 2007 and the conforming borrowing base was reduced from $300 million to $250 million. In early May 2008, the Company’s Revolving Facility borrowing base and conforming borrowing base were redetermined by the Lenders and set at $250 million and $225 million,

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. DEBT (Continued)
respectively. These reductions were primarily the result of the sale of certain non-core assets during the first quarter of 2008 and the reduction of total proved reserves as reported in the year-end reserve reports of the Company’s independent reserve engineers.
     On July 11, 2008, in connection with the proposed merger with Chaparral, the Company entered into a Consent Agreement (the “Chaparral Consent”). Pursuant to the Chaparral Consent and subject to the terms thereof, the Lenders deferred their right to conduct a borrowing base redetermination on or before June 30, 2008 and agreed to conduct the redetermination on October 31, 2008. The Company paid the Lenders a fee of approximately $0.4 million in connection with the deferral of the redetermination. On November 5, 2008, the Lenders agreed to delay the interim redetermination from October 31, 2008 until November 15, 2008. In consideration for this deferral, the Lenders placed a restriction upon the borrowing base such that it was effectively lowered to $240 million until the interim redetermination occurred. Pursuant to the terms of the Revolving Facility, upon completion of the redetermination, the Company’s borrowing base would also be the conforming borrowing base. This redetermination process was completed in January 2009 and the Lenders established a new borrowing base under the Revolving Facility of $125 million, resulting in a deficiency of $114 million (the “Deficiency”). As required by the Revolving Facility, the Company elected to prepay the Deficiency in six equal monthly installments, with the first $19 million installment being due on February 9, 2009. On February 9, 2009, the Company entered into a Consent and Agreement (the “February Consent”) among the Company and the Lenders deferring the payment date of the first $19 million installment until March 10, 2009, and extending the due date for each subsequent installment by one month with the last of the six $19 million installment payments to be due on August 10, 2009. In connection with the February Consent, the Company agreed to prepay $5.0 million of its outstanding advances under the Revolving Facility, in two equal installments. The first $2.5 million prepayment was paid on February 9, 2009 and the second $2.5 million prepayment was paid on February 23, 2009 with each of the prepayments to be applied on a pro rata basis to reduce the remaining six $19 million deficiency payments. On March 10, 2009, the Company entered into a Consent and Agreement (the “March Consent”) with the Lenders under the Revolving Facility, which provided, among other things, for the extension of the due date for the first installment to repay the Deficiency from March 10, 2009 to March 17, 2009. Notwithstanding such extension, the Company agreed with the Lenders that each of the other five equal installment payments required to eliminate the Deficiency would be due and payable as provided for in the February Consent.
     On March 16, 2009, the Company entered into an amended Consent and Agreement (the “Amended Consent”) which provides, among other things, (1) that the Company will make a $25 million payment on May 31, 2009 with all remaining principal, fees and interest amounts under the Revolving Facility to be due and payable on June 30, 2009, (2) that it will be an event of default (i) if the Company fails to have executed and delivered on or before May 15, 2009 at least one of the following (a) a commitment letter from a lender or group of lenders reasonably satisfactory to the Lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay all of our obligations under the Revolving Facility on or before June 30, 2009, (b) a merger agreement or similar agreement involving us as part of a transaction that results in the repayment of the Company’s obligations under the Revolving Facility on or before June 30, 2009, and (c) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to our Lenders providing for a sale transaction by us that results in the repayment of all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, or (ii) if the Company is in default

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. DEBT (Continued)
under or its hedging arrangements have been terminated or cease to be effective without the prior written consent of its Lenders, (3) that the Company’s advances under the Revolving Facility will bear interest at a rate equal to the greater of (a) the reference rate publicly announced by Union Bank of California, N.A. for such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR (as defined in the Revolving Facility), in each case plus 2.5% or, during the continuation of an event of default, plus 4.5% (resulting in an effective interest rate of approximately 5.75% as of March 16, 2009), (4) for limitations on the making of capital expenditures and certain investments, and (5) for the elimination of the current ratio, leverage ratio and interest coverage ratio covenant requirment. The Amended Consent also eliminates the six $19 million deficiency payments which were contemplated by the February Consent and the March Consent. To comply with the terms of the Amended Consent, the Company anticipates that it will need to (i) sell select individual assets prior to May 31, 2009 to enable us to make the $25 million payment which is due on May 31, 2009, and/or (ii) negotiate a commitment letter with a new lender or group of lenders prior to May 15, 2009 in an amount sufficient to repay all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, and/or (iii) have negotiated the sale, merger or other business combination involving us which results in the repayment of all of the Company’s obligations under the Revolving Facility prior to May 15, 2009 and to have closed such transaction on or before June 30, 2009. The Amended Consent limits the making of capital expenditures and the Company anticipates a severe curtailment of its drilling plans and other capital expenditures in 2009.
     If the Company breaches any of the provisions of the Amended Consent, its Lenders will be entitled to declare an event of default, at which point the entire unpaid principal balance of the loans, together with all accrued and unpaid interest and other amounts then owing to our Lenders, would become immediately due and payable. In any event, the entire unpaid principal balance of the loans, together with all accrued and unpaid interest and other amounts then owing to the Lenders, will be payable on June 30, 2009 unless earlier paid or a further extension with respect to payment is negotiated with the Lenders. The Lenders may take action to enforce their rights with respect to the outstanding obligations under the Revolving Facility. Because substantially all of the Company’s assets are pledged as collateral under the Revolving Facility, if the Lenders declare an event of default, they would be entitled to foreclose on and take possession of the Company’s assets. In such an event, the Company may be forced to liquidate or to otherwise seek protection under Chapter 11 of the U.S. Bankruptcy Code. These matters, as well as the other risk factors related to the Company’s liquidity and financial position raise substantial doubt as to our ability to continue as a going concern (see Note 1). With respect to the Company’s compliance with the Amended Consent, there can be no assurance that the Company will be able to further negotiate the terms of the Amended Consent or negotiate a further restructuring of the related indebtedness or that it will be able to either make any required payments when they become due. Moreover, there can be no assurance that the Company will be successful in its efforts to comply with the terms of the Amended Consent, including its ongoing efforts to evaluate and assess our various financial and strategic alternatives (which may include the sale of some or all of our assets, a merger or other business combination involving the Company, or the restructuring or recapitalization of the Company). If such efforts are not successful, the Company may be required to seek protection under Chapter 11 of the U.S. Bankruptcy Code.
     The Company’s obligations under the Revolving Facility are secured by substantially all of the Company’s assets. The Revolving Facility provides for certain restrictions, including, but not limited to,

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. DEBT (Continued)
limitations on additional borrowings, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Revolving Facility restricts dividends on common stock and certain distributions of cash or properties and certain liens but no longer contains any financial covenants as a result of the Amended Consent.
     The Revolving Facility includes other covenants and events of default that are customary for similar facilities. It is an event of default under the Revolving Facility if the Company undergoes a change of control. “Change of control,” as defined in the Revolving Facility, means any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all such shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise), of a majority or more of the common stock of the Company on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company (whether or not such securities are then currently convertible or exercisable), (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were members of the Company’s Board of Directors cease for any reason to constitute a majority of the directors then in office unless (i) such new directors were elected by a majority of the directors of the Company who constituted the Board of Directors at the beginning of such period (or by directors so elected) or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or (c) the Company ceases to own directly or indirectly all of the equity interests of each of its subsidiaries.
12. SUBSEQUENT EVENTS
     During January 2009, the Company announced that the Lenders to its Revolving Facility had completed their borrowing base redetermination and reduced the Company’s borrowing base on its Revolving Facility to $125 million, resulting in a $114 million borrowing base deficiency (see Note 11 above). On March 10, 2009, the Company entered into the March Consent with the Lenders to its Revolving Facility (see Note 11 above). In addition, on March 16, 2009, the Company entered into the Amended Consent with the Lenders under the Revolving Facility (see Note 11 above).
     Also in January 2009, the Company retained an investment banking firm to assist further in an evaluation of its strategic alternatives, including a capital restructuring for the Company. Additionally, the Company has engaged a law firm to act as the Company’s legal advisor in connection with the evaluation of its strategic alternatives and to represent the Company generally as primary outside counsel in its ongoing corporate and securities matters. There can be no assurance that the Company will be successful in pursuing any strategic alternatives. Moreover, there can be no assurance that the Company’s ongoing efforts to evaluate and assess its various financial and strategic alternatives (which may include the sale of some or all of the Company’s assets, a merger or other business combination involving the Company, restructuring of the Company’s debt or the issuance of additional equity or debt) will be successful. If such efforts are not successful, the Company may be required to seek protection under Chapter 11 of the U.S. Bankruptcy Code.
     Appointment of Chief Financial Officer—Effective as of January 26, 2009, the Board of Directors of the Company, appointed Gary L. Pittman as Executive Vice President and Chief Financial Officer of

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
12. SUBSEQUENT EVENTS (Continued)
the Company. Mr. Pittman replaces the Company’s Acting Chief Financial Officer, C.W. MacLeod, who will continue his role with the Company as Senior Vice President, Business Development and Planning.
13. SHELF REGISTRATION STATEMENT
     In the third quarter 2007, the SEC declared effective the Company’s registration statement filed with the SEC that registered securities of up to $500 million of any combination of debt securities, preferred stock, common stock, warrants for debt securities or equity securities of the Company and guarantees of debt securities by the Company’s subsidiaries. Net proceeds, terms and pricing of the offering of securities issued under the shelf registration statement will be determined at the time of the offerings. The shelf registration statement does not provide assurance that the Company will or could sell any such securities. The Company’s ability to utilize the shelf registration statement for the purpose of issuing, from time to time, any combination of debt securities, preferred stock, common stock or warrants for debt securities or equity securities will depend upon, among other things, market conditions and the existence of investors who wish to purchase the Company’s securities at prices acceptable to the Company. As of March 11, 2009, the Company had $500 million available under its shelf registration statement. However, because the aggregate market value of the Company’s outstanding common stock is less than $75 million, the type and amount of any securities offering under the registration statement may be limited.
     In January 2007, the Company completed concurrent offerings of 10.925 million shares of its common stock and 2.875 million shares of 5.75% Series A cumulative convertible perpetual preferred stock. The shares were offered to the public at a price of $13.25 per share of common stock and $50.00 per share of preferred stock. The Company received net proceeds of approximately $276.5 million from the offerings ($138.1 million from the common offering and $138.4 million from the preferred offering), after deducting underwriting discounts and commissions and the expenses of the offerings. These proceeds were used to partially finance the January 2007 Acquisition and to refinance the prior credit facility.

	Common Stock Offering	Preferred Stock Offering
	(in thousands, except issue price)
Gross Proceeds	$144,756	$143,750
Underwriting discount	(6,152)	(4,672)
Other costs of offering	(513)	(643)

Net Proceeds	$138,091	$138,435

Shares issued	10,925	2,875
Issue price	$13.25	$50.00
14. PREFERRED STOCK
     The Company completed the public offering of 2,875,000 shares of its 5.75% Series A cumulative convertible perpetual preferred stock (“Convertible Preferred Stock”) in January 2007.
     Dividends. The Convertible Preferred Stock accumulates dividends at a rate of $2.875 for each share of Convertible Preferred Stock per year. Dividends are cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by the Company’s debt agreements, assets are

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
14. PREFERRED STOCK (Continued)
legally available to pay dividends and the Board of Directors or an authorized committee of the Board declares a dividend payable, the Company pays dividends in cash, every quarter. The first payment was made on April 15, 2007 and the Company continued to make quarterly dividends payments through October 15, 2008. The Board did not declare a dividend in the fourth quarter of 2008 due to the Company’s current reduced liquidity. Cumulative dividends in arrears at December 31, 2008 amounted to $1.7 million.
     No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any shares ranking equally with the Convertible Preferred Stock (“parity shares”) or shares ranking junior to the Convertible Preferred Stock (“junior shares”), nor may any parity shares or junior shares be redeemed or acquired for any consideration by the Company (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends have been paid or funds therefor have been set apart on the Convertible Preferred Stock and any parity shares.
     Liquidation preference. In the event of the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the Company’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of junior stock (including common stock), but after any distribution on any of its indebtedness or senior stock, a liquidation preference in the amount of $50.00 per share of the Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution.
     Ranking. The Company’s Convertible Preferred Stock ranks:
•	senior to all of the shares of common stock and to all of the Company’s other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of the Convertible Preferred Stock;

•	on a parity with all of the Company’s other capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the shares of the Convertible Preferred Stock; and

•	junior to all of the Company’s existing and future debt obligations and to all shares of its capital stock issued in the future, the terms of which expressly provide that such shares will rank senior to the shares of the Convertible Preferred Stock.
     Mandatory conversion. On or after January 20, 2010, the Company may, at its option, cause shares of its Convertible Preferred Stock to be automatically converted at the applicable conversion rate, but only if the closing sale price of its common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately preceding the date the Company gives the conversion notice equals or exceeds 130% of the conversion price in effect on each such trading day.
     Optional redemption. If fewer than 15% of the shares of Convertible Preferred Stock issued in the January 2007 offering (including any additional shares issued pursuant to the underwriters’ over-allotment option) are outstanding, the Company may, at any time on or after January 20, 2010, at its option, redeem for cash all such Convertible Preferred Stock at a redemption price equal to the liquidation preference of $50.00 plus any accrued and unpaid dividends, if any, on a share of

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
14. PREFERRED STOCK (Continued)
Convertible Preferred Stock to, but excluding, the redemption date, for each share of Convertible Preferred Stock.
     Conversion rights. Each share of Convertible Preferred Stock may be converted at any time, at the option of the holder, into approximately 3.0193 shares of the Company’s common stock (which is based on an initial conversion price of $16.56 per share of common stock, subject to adjustment) plus cash in lieu of fractional shares, subject to the Company’s right to settle all or a portion of any such conversion in cash or shares of its common stock. If the Company elects to settle all or any portion of its conversion obligation in cash, the conversion value and the number of shares of its common stock the Company will deliver upon conversion (if any) will be based upon a 20 trading day averaging period.
     Upon any conversion, the holder will not receive any cash payment representing accumulated and unpaid dividends on the Convertible Preferred Stock, whether or not in arrears, except in limited circumstances. The conversion rate is equal to $50.00 divided by the conversion price at the time of conversion. The conversion price is subject to adjustment upon the occurrence of certain events. The conversion price on the conversion date and the number of shares of the Company’s common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur.
     Purchase upon fundamental change. If the Company becomes subject to a fundamental change (as defined herein), each holder of shares of Convertible Preferred Stock will have the right to require the Company to purchase any or all of its shares at a purchase price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, to the date of the purchase. The Company will have the option to pay the purchase price in cash, shares of common stock or a combination of cash and shares. The Company’s ability to purchase all or a portion of the Convertible Preferred Stock for cash is subject to its obligation to repay or repurchase any outstanding debt required to be repaid or repurchased in connection with a fundamental change and to any contractual restrictions then contained in its debt.
     Conversion in connection with a fundamental change. If a holder elects to convert its shares of the Convertible Preferred Stock in connection with certain fundamental changes, the Company will in certain circumstances increase the conversion rate for such Convertible Preferred Stock. Upon a conversion in connection with a fundamental change, the holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.
     A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:
     1. a “person” or “group” subject to specified exceptions, discloses that the person or group has become the direct or indirect ultimate “beneficial owner” of the Company’s common equity representing more than 50% of the voting power of its common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection 2 below;
     2. consummation of any share exchange, consolidation or merger of the Company pursuant to which its common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of its common equity immediately prior to the transaction own, directly or

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
14. PREFERRED STOCK (Continued)
indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a fundamental change;
     3. the Company is liquidated or dissolved or holders of its capital stock approve any plan or proposal for its liquidation or dissolution; or
     4. the Company’s common stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States.
     However, a fundamental change will not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection 1 above, if 90% or more of the consideration in the aggregate paid for common stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer consists of common stock of a United States company traded on a national securities exchange (or which will be so traded or quoted when issued or exchanged in connection with such transaction).
     Voting rights. If the Company fails to pay dividends for six quarterly dividend periods (whether or not consecutive) or if the Company fails to pay the purchase price on the purchase date for the Convertible Preferred Stock following a fundamental change, holders of the Convertible Preferred Stock will have voting rights to elect two directors to the Board.
     In addition, the Company may generally not, without the approval of the holders of at least 66 2/3% of the shares of the Convertible Preferred Stock then outstanding:
•	amend the restated certificate of incorporation, as amended, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of the Convertible Preferred Stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any senior stock; or

•	reclassify any of the Company’s authorized stock into any senior stock of any class, or any obligation or security convertible into or evidencing a right to purchase any senior stock.
15. COMMITMENTS AND CONTINGENCIES
     Commitments—At December 31, 2008, the Company was obligated under non-cancelable operating leases. Following is a schedule of the remaining future minimum lease payments under these leases:

(in thousands)

2009	$1,189
2010	1,197
2011	1,183
2012	1,174
2013	683

Total	$5,426

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
     Rent expense for the years ended December 31, 2008, 2007 and 2006 was approximately $1.1 million, $0.9 million, and $0.7 million, respectively.
     As described in Note 11, the Company has significant repayments of its outstanding debt due by June 30, 2009.
     As described in Note 2, the Company has natural gas delivery commitments to Frontier for which a liability of approximately $2.0 million was recorded in long-term liabilities during the fourth quarter of 2008. The Company also has natural gas delivery commitments to Integrys for approximately $550,000 plus interest, but management believes the Company can meet this delivery commitment based on estimated anticipated production.
     Contingencies—From time to time the Company is a party to various legal proceedings arising in the ordinary course of business. While the outcome of lawsuits cannot be predicted with certainty, the Company is not currently a party to any proceeding that it believes, if determined in a manner adverse to the Company, could have a material adverse effect on the Company’s financial condition, results of operations or cash flows except as set forth below.
     David Blake, et al. v. Edge Petroleum Corporation—On September 19, 2005, David Blake and David Blake, Trustee of the David and Nita Blake 1992 Children’s Trust, filed suit against the Company in state district court in Goliad County, Texas alleging breach of contract for failure and refusal to transfer overriding royalty interests to plaintiffs in several leases in the Nita and Austin prospects in Goliad County, Texas and failure and refusal to pay monies to Blake pursuant to such overriding royalty interests for wells completed on the leases. The plaintiffs seek relief of (1) specific performance of the alleged agreement, including granting of overriding royalty interests by us to Blake; (2) monetary damages for failure to grant the overriding royalty interests; (3) exemplary damages for his claims of business disparagement and slander; (4) monetary damages for tortious interference; and (5) attorneys’ fees and court costs. Venue of the case was transferred to Harris County, Texas by agreement of the litigants. The Company’s subsidiaries, Edge Petroleum Exploration Company, Edge Petroleum Operating Company and Edge Petroleum Production Company, were also added as defendants. The Company filed a counterclaim against plaintiff and joined various related entities that are controlled by Blake, seeking lease interests in which the Company contends it had been wrongfully denied participation and also claiming that proprietary information was misappropriated. The parties have moved for summary judgment on each other’s claims and counterclaims, which the trial court has denied as to both sides. In November 2007, the Company filed a separate motion for summary judgment based on the statute of frauds and; the court has not yet ruled on this separate motion. In June 2008, the Plaintiffs filed a Sixth Amended Petition conditionally adding claims for certain prospects that had been previously settled by means of a Compromise and Settlement Agreement (the “Settlement Agreement”), entered in settlement of prior litigation among some of the parties, but only to the extent that rescission of the prior Settlement Agreement was being sought by the Company. The Company is not seeking rescission of the prior Settlement Agreement and responded accordingly in its Fourth Amended Original Counterclaim and Claims Against Additional Parties filed on October 16, 2008. On October 17, 2008, the plaintiffs filed their Seventh Amended Petition adding a claim for breach of the Settlement Agreement. The trial, originally scheduled to begin September 10, 2007, has been reset several times, most recently for December 8, 2008, and will be reset in 2009 by the newly-elected judge of the 215th Judicial District Court. In December 2008, one of the Blake counter-defendants filed a motion to arbitrate, which motion has not been heard by the court. Extensive written

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. COMMITMENTS AND CONTINGENCIES (Continued)
discovery has occurred in the case, and the parties are engaging in fact and expert witness depositions. The Company has responded and will continue to respond aggressively to this lawsuit, and believes it has meritorious defenses and counterclaims.
     Diana Reyes, et al. v. Edge Petroleum Operating Company, Inc., et al.—On January 8, 2008, the Company was served with a wrongful death action filed in Hidalgo County, Texas. Plaintiffs allege negligence and gross negligence resulting from a fatality accident at the Slick State B-12 well site, on the Company’s Bloomberg Flores lease in Starr County, Texas. The plaintiffs are the widow and minor children of Mr. Reyes, who was killed in a one-car fatality accident on August 5, 2007. Mr. Reyes was an employee of Payzone Logging, a vendor of the Company. In September 2008, the defendants in this case, including the Company, reached a settlement with the plaintiffs in the amount of $175,000, all of which was paid by third party insurance. Neither the Company nor its insurance carrier was required to contribute to the settlement pool. This matter was dismissed by the court on December 17, 2008.
     Mary Jane Carol Trahan Champagne, et al. v. Edge Petroleum Exploration Company, et al. —On September 19, 2008 the Company was sued in state district court in Vermilion Parish, Louisiana by Mary Jane Trahan, Carol Trahan Champagne and 29 other plaintiffs alleging breach of obligations under mineral leases in Vermilion Parish regarding the Trahan No. 1 well and the Trahan No. 3 well (MT RC SUB reservoir). Plaintiffs are seeking unspecified damages for lost revenue, lost royalties and devaluation of property interest sustained as a result of the defendants’ alleged negligent and improper drilling operations on the Trahan No. 1 well and the Trahan No. 3 well, including alleged failure to prevent underground water from flooding and destroying plaintiffs’ portion of the reservoir beneath plaintiffs’ property. Plaintiffs also allege defendants failed to “block squeeze” sections of the Trahan No. 3 well as would a prudent operator. This lawsuit, previously removed from the state court to the federal district court for the Western District of Louisiana, Lafayette Division, has been remanded to state court. The Company’s insurance carrier has retained counsel to represent the Company in this matter. The Company has not established a reserve with respect to this claim and it is not possible to determine what, if any, its ultimate exposure might be in this matter. The Company intends to vigorously defend itself in this lawsuit.
     John Lemke, et al. v. Edge Petroleum Corporation—In October 2008, the Company was sued by alleged assignees of Continental Seismic over an alleged contract to receive a royalty of two-tenths of one percent in certain alleged areas developed for oil and gas in South Louisiana. The Company has filed an answer generally denying the allegations and raising the defenses of the statute of limitations bar and laches. No discovery has been served. The court recently entered a docket control order which establishes a discovery timetable and a trial date of November 30, 2009. The Company has not established a reserve with respect to this claim and has not determined what, if any, the Company’s ultimate exposure might be in this matter. The Company will respond aggressively to this lawsuit, and believes it has meritorious defenses.
16. SALES TO MAJOR CUSTOMERS AND OPERATORS
     In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, public business enterprises are required to report financial and other information about operating segments of the entity. Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses for which separate operational financial information is available and is regularly evaluated by the chief operating decision maker for

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
16. SALES TO MAJOR CUSTOMERS AND OPERATORS (Continued)
the purpose of allocating resources and assessing performance. Segment reporting is not applicable to the Company, as it has a single company-wide management team that administers all properties as a whole rather than by discrete operating segments. The Company tracks only basic operational data by area and does not maintain complete separate financial statement information by area. The Company measures financial performance as a single enterprise and not on an area-by-area basis. Throughout the year, the Company allocates capital resources on a project-by-project basis, across the entire asset base to maximize profitability without regard to individual areas or segments.
     SFAS No. 131 also establishes standards for disclosures about major customers. The Company sold natural gas and crude oil production representing 10% or more of its total revenues for the years ended December 31, 2008, 2007, and 2006 as listed below:

	For the Year Ended
	December 31,
Purchaser	2008	2007	2006
Integrys Energy Services, Inc.(1)	30%	22%	*
Kinder Morgan	18%	20%	37%
Gulfmark Energy, Inc.	12%	11%	5%
Copano Field Services	6%	5%	10%
ChevronTexaco Inc.	4%	4%	12%
Kerr-McGee Oil & Gas	*	*	10%

*	Zero or less than 1%.

(1)	Integrys Energy Services is an agent that sells our production to other purchasers on our behalf.

NOTE:	Amounts disclosed are approximations and those that are less than 10% are presented for information and comparison purposes only. Also these percentages do not consider the effects of financial derivative instruments.
     In the exploration, development and production business, production is normally sold to relatively few customers. A significant portion of the Company’s sales are made on its behalf by the operators of the properties and therefore these entities may be listed above. Substantially all of the Company’s customers are concentrated in the oil and natural gas industry and revenue can be materially affected by current economic conditions and the price of certain commodities such as natural gas and crude oil, the cost of which is passed through to the customer. However, based on the current demand for natural gas and crude oil and the fact that alternate purchasers are readily available, the Company believes that the loss of any of our major purchasers would not have a long-term material adverse effect on its operations.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. INCOME TAXES
     Income tax expense (benefit), including deferred amounts, is summarized as follows:

	For the years ended December 31,
	2008	2007	2006
		(in thousands)
Current
Federal	$—	$—	$51
State	(265)	10	—

Total Current	(265)	10	51

Deferred
Federal	(11,808)	3,474	(21,959)
State	(3,705)	249	333

Total Deferred	(15,513)	3,723	(21,626)

Income tax expense (benefit)	$(15,778)	$3,733	$(21,575)

     Total income taxes differed from the amounts computed by applying the statutory income tax rate to income before income taxes. The sources of these differences are as follows:

	For the years ended December 31,
	2008	2007	2006
		(in thousands)
Income (Loss) Before Income Taxes	$(348,668)	$10,305	$(62,836)
Statutory tax rate	35%	35%	35%

Tax expense (benefit) computed on statutory rate	$(122,034)	$3,607	$(21,993)
Adjustments resulting from:
State income taxes (net of federal income tax benefit)	(3,970)	(209)	333
Change in valuation allowance	110,207	468	—
Expenses not deductible for tax purposes and other	19	(133)	85

Total income tax expense (benefit)	$(15,778)	$3,733	$(21,575)

Effective tax rate	4.5%	36.2%	34.3%
     The effect of share-based compensation expense for tax purposes in excess of or less than amounts recognized for financial accounting purposes was recorded directly to stockholders’ equity in the amounts of approximately $(0.2) million and $0.5 million for 2007 and 2006, respectively. For 2008, the effect of share-based compensation expense for tax purposes was less than amounts recognized for financial accounting purposes and was recorded as a tax expense in the amount of approximately $0.6 million.
     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes in accordance with SFAS No. 109. Under this method, future income tax assets and liabilities are determined based on the “temporary differences” between the accounting basis and the income tax basis of the Company’s assets and liabilities measured using the currently enacted, or substantially enacted, income tax rates in effect when these differences are expected to reverse.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. INCOME TAXES (Continued)
Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

	As of December 31,
	2008	2007
	(in thousands)
Deferred tax liability—current:
Price-risk management liability	$(4,738)	$—
Deferred tax asset—current:
Price-risk management asset	—	4,315
Compensation cost	1,326	1,222
Expenses not currently deductible for tax purposes	—	238
Other	98	43

Deferred tax asset—current	1,424	5,818

Net deferred tax asset (liability)—current	$(3,314)	$5,818

Deferred tax liability—long-term:
Book basis of oil and natural gas properties in excess of tax basis—Federal & State	$—	$(75,002)
Deferred tax asset—long-term:
Book basis of oil and natural gas properties less than tax basis—Federal & State	67,406	—
Net operating loss carryforward—Federal	43,714	51,262
Net operating loss carryforward—States	1,996	1,844
Accretion on ARO	413	344
Federal alternative minimum tax credits	267	497
Other	193	197

Deferred tax asset—long-term	113,989	54,144

Net deferred tax asset (liability)—long-term	113,989	(20,858)

Net deferred tax asset (liability), before valuation allowance	110,675	(15,040)
Valuation allowance	(110,675)	(468)

Net deferred tax asset (liability)	$—	$(15,508)

     At December 31, 2008, total deferred taxes included $43.7 million of federal and $2.0 million of state net operating loss (“NOL”) carryforwards. In addition to the deferred tax assets associated with NOLs, the Company has additional net deferred tax assets of approximately $65.0 million related to both federal and state tax positions. In recording deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. The Company considers the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. The Company believes that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to the historical evidence, and in light of the current market situation and the uncertainty

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. INCOME TAXES (Continued)
surrounding the Company’s Revolving Facility and related Amended Consent (see Note 11), management is not able to determine that it is more likely than not that the deferred tax assets will be realized and therefore has established a full valuation allowance to reduce the net deferred tax asset to zero at December 31, 2008. The Company will continue to assess the valuation allowance against deferred tax assets considering all available information obtained in future reporting periods. If the Company achieves profitable operations in the future, it may reverse a portion of the valuation allowance in an amount at least sufficient to eliminate any tax provision in that period. The valuation allowance has no impact on the Company’s NOL position for tax purposes, and if the Company generates taxable income in future periods, it will be able to use its NOLs to offset taxes due at that time.
     Tax carryforwards at December 31, 2008, which are available for utilization on future income tax returns, are as follows:

Year of Expiration	Domestic	State
	(in thousands)
2009	$—	$122
2010	—	76
2011	—	702
2012	—	2,997
2013	631	70
2014	—	920
2015	—	2,263
2016	—	6,303
2017	—	198
2018	7,032	1,219
2019	4,451	1,177
2020	8,046	760
2021	10,711	1,381
2022	9,218	3,007
2023	22,045	30
2024	3,276	64
2025	5,407	9
2026	6,869	40
2027	32,653	58
2028	14,557	24

Net operating loss	$124,896	$21,420

     The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Company’s tax periods are open with the exception of Texas which is audited through the 2007 report years. The Texas Comptroller’s Office began an audit of the 2004 through 2007 report years during the latter part of 2007, completing the audit in 2008 with no adjustment proposed.
     Upon adoption of FIN 48 on January 1, 2007, the Company recognized a liability of $534,035 which was a reduction in the January 1, 2007 retained earnings balance. During 2008, the Company recorded an income tax benefit of approximately $0.4 million as a result of the conclusion of a state

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. INCOME TAXES (Continued)
audit where no prior benefit was taken. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in thousands)

Balance at January 1, 2008	$534
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(432)
Settlements	—

Balance at December 31, 2008	$102

     The amount recorded does not include interest as the anticipated adjustments more likely than not will result in no current tax due as a result of NOL carryovers. The unrecognized tax benefits of approximately $0.1 million would impact the Company’s effective tax rate if ultimately recognized. The Company does not expect the amount of unrecognized tax benefits to materially change in 2009. The Company recognizes interest and penalties related to unrecognized tax benefits in tax expense. The Company recognized no interest or penalties during the year ended December 31, 2008.
18. EMPLOYEE BENEFIT PLANS
     Effective July 1, 1997, the Company established a defined-contribution 401(k) Savings & Profit Sharing Plan Trust (the “Plan”) covering employees of the Company who are age 21 or older. The Company’s matching contributions to the Plan are discretionary. For the years ended December 31, 2008, 2007 and 2006, the Company contributed approximately $0.5 million, $0.6 million, and $0.5 million, respectively, to the Plan.
19. EQUITY AND STOCK PLANS
     Public Offerings 2007—In connection with two concurrent public offerings in January 2007, the Company issued approximately 2.9 million shares of preferred stock and approximately 10.9 million shares of common stock at gross prices of $50.00 and $13.25 per share, respectively. These offerings generated net proceeds to the Company, after underwriters’ fees and direct costs of the offering, of $276.5 million. These shares were issued to generate funds to partially finance the January 2007 Acquisition (see Note 6).
     Share-Based Compensation—The Company established the Incentive Plan of Edge Petroleum Corporation (the “Incentive Plan”) in conjunction with its initial public offering in March 1997. The Incentive Plan is discretionary and provides for the granting of awards, including options for the purchase of the Company’s common stock and for the issuance of restricted and/or unrestricted common stock to directors, officers, employees and independent contractors of the Company. The options and restricted stock granted to date vest over periods of two to four years. The Company amended the Incentive Plan (i) in December 2003 to increase the shares available under the plan from 1.2 million shares to 1.7 million shares and (ii) in June 2006 to increase the shares available under the Plan from 1.7 million shares to 2.2 million shares. Of the aggregate 2.2 million shares of common stock reserved for grants under the Incentive Plan, 423,768 shares were available for future grants at

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
December 31, 2008. The following nonqualified stock option awards and restricted stock unit grants were made under the Incentive Plan during each of the years indicated below:

	Number	Market Value on
	Granted	Date of Grant
Options Awards:
2008	—	—
2007	—	—
2006	—	—

Restricted Stock Awards(1):
2008	1,600	$6.12
2007	272,640	$5.92 to $17.59
2006	326,280	$16.42 to $32.40

(1)	Restricted stock awards granted, as presented above, are net of shares forfeited or cancelled during the corresponding year.
     As a component of his employment agreement with the Company, John Elias, CEO and Chairman of the Board, has been granted option awards and a restricted stock award outside of the Incentive Plan. Mr. Elias has also been granted options and restricted stock under the Incentive Plan. The options vest and become exercisable over a two year period subsequent to issue. The restricted stock is issued over three to four years in accordance with the award’s vesting schedule. Compensation expense is amortized over the vesting period and offset to additional paid in capital (“APIC”). The amortization of compensation expense related to this award is included in general and administrative expenses on the consolidated statement of operations. Below is a summary of options and restricted stock grants made to Mr. Elias outside of the Incentive Plan:

	Shares	Exercise
Date Granted	Outstanding	Price	Date Exercisable
Options(1):
01/08/1999(2)	200,000	$4.22	One-third upon issue and one-third upon each of January 1, 2000 and 2001
01/03/2000	50,000	$3.16	100% January 2002
01/03/2001	50,000	$8.88	100% January 2003
01/03/2002	50,000	$5.18	100% January 2004
04/02/2002	24,000	$5.59	100% April 2004
01/23/2003	50,000	$3.88	100% January 2005
04/01/2004	37,000	$13.99	100% January 2006

Restricted Stock(3):
04/02/2001	14,000		Ratably over three years beginning on the first anniversary of the date of grant

(1)	Exercise price equals the fair market value on the date of grant.

(2)	Expired unexercised in January 2009.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)

(3)	Value was $7.75 per share, the market value on the date of grant.
     Effective January 1, 2006, the Company adopted SFAS No. 123(R) utilizing the modified prospective approach. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock option grants in accordance with APB No. 25 using the intrinsic value method, and accordingly, recognized no compensation expense for stock option grants. In 1999, the Company repriced certain employee and director stock options. The Company accounted for these repriced stock options in accordance with FIN 44 which prescribed the variable plan accounting treatment for repriced options. Under variable plan accounting, compensation expense is adjusted for increases or decreases in the fair market value of the Company’s common stock to the extent that the market value exceeds the exercise price of the option until the options are exercised, forfeited, or expire unexercised.
     Under the modified prospective approach, SFAS No. 123(R) applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested, as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior periods were not restated to reflect the impact of adopting the new standard. Share-based compensation costs for the years ended December 31, 2008, 2007 and 2006 were:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Stock options	$—	$—	$69
Restricted stock units	1,551	3,004	1,908

Total share-based compensation	$1,551	$3,004	$1,977

     The Company receives a tax deduction for certain stock options exercised during the period the options are exercised, generally for the excess of the price at which the options are sold over the exercise prices of the options. In addition, the Company receives a tax deduction for the compensation element of restricted stock grants that vest during the period, which is the vesting share price multiplied by the number of shares vesting. SFAS No. 123(R) requires that these excess tax benefits be reported in the consolidated statement of cash flows as financing activities. SFAS No. 123(R) provides that the excess tax benefit and credit to APIC for the windfall should not be recorded until the deduction reduces income taxes payable. Because the Company is in a net operating loss (“NOL”) position for tax purposes, and does not have taxes payable at this time, it has not realized a tax benefit from the deduction. Therefore, the Company excludes these deductions from the windfall pool and does not present the tax benefits from the exercise of stock options as financing activities, but expects that certain amounts of windfall will be credited to APIC in future periods if the NOL carryforwards are utilized to reduce taxes payable.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
Stock Options
     There have been no stock option grants since 2004. For future grants, the Company expects to use the Black-Scholes option pricing model to estimate the fair value of stock options which requires the Company to make the following assumptions:
•	The risk-free interest rate is based on the applicable year Treasury bond at date of grant.

•	The dividend yield on the Company’s common stock is assumed to be zero since the Company does not pay dividends.

•	The market price volatility of the Company’s common stock is based on historical prices.

•	The term of the grants is based on the simplified method as described in SAB No. 107, Share-Based Payment.
     The assumptions above are based on multiple factors, including historical exercise patterns of employees in relatively homogenous groups with respect to exercise and post-vesting employment termination behaviors, expected future exercising patterns for these same homogeneous groups and the implied volatility of our stock price.
     In addition, the Company estimates a forfeiture rate at the inception of the option grant based on historical data and adjusts this prospectively as new information regarding forfeitures becomes available.
     For the year ended December 31, 2006, the Company recognized $68,937 in stock option compensation expense. All option grants were fully vested as of April 1, 2006; therefore, no further compensation expense associated with stock options will be expensed in future periods unless new grants are awarded. The total intrinsic value (current market price less the option strike price) of options exercised during the year ended December 31, 2006 was $1.5 million and the Company received $0.6 million in cash in connection with these exercises.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
     A summary of activity associated with the Company’s stock options during the last three years follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining	Aggregate
	Shares	Price	Contract Life	Intrinsic Value
For the Year Ended December 31, 2006:
Outstanding, beginning of period	735,450	$5.93
Exercised	(84,750)	6.80

Outstanding, end of period	650,700	5.82	3.92 years	$8,200,945

Exercisable, end of period	650,700	$5.82	3.92 years	$8,200,945

For the Year Ended December 31, 2007:
Outstanding, beginning of period	650,700	$5.82
Exercised	(7,000)	6.01
Forfeited	(100)	13.50

Outstanding, end of period	643,600	5.82	2.88 years	$699,370

Exercisable, end of period	643,600	$5.82	2.88 years	$699,370

For the Year Ended December 31, 2008:
Outstanding, beginning of period	643,600	$5.82
Exercised	—	—
Forfeited	—	—

Outstanding, end of period	643,600	5.82	1.88 years	$—

Exercisable, end of period	643,600	$5.82	1.88 years	$—

     The Company determines the fair value of options at the date of grant using the Black-Scholes option pricing model. There were no options granted for the years ended December 31, 2008, 2007 and 2006. There were 100 options forfeited for the year ended December 31, 2007 and none for the years ended December 31, 2006 and 2008.
     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management’s opinion that the valuations afforded by the existing models are different from the value that the options would realize if traded in the market.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
     A summary of additional information related to options outstanding as of December 31, 2008 follows:

All Options				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Options	Contractual Life	Exercise	Number	Exercise
Exercise Price	Outstanding	(in years)	Price	Exercisable	Price
$3.00 - $3.88	119,500	2.51	$3.52	119,500	$3.52
$4.22	200,000 (1)	—	$4.22	200,000	$4.22
$5.18 - $5.73	155,500	3.28	$5.45	155,500	$5.45
$7.06 - $7.58	68,600	0.55	$7.13	68,600	$7.13
$8.88	50,000	2.00	$8.88	50,000	$8.88
$13.99	50,000	5.25	$13.99	50,000	$13.99

(1)	Expired unexercised in January 2009.
Restricted Stock
     In addition to stock options, the Company issues restricted stock and restricted stock units. For awards issued to date, shares of common stock associated with the restricted stock awards will be issued, subject to continued employment, ratably over three or four years in accordance with the award’s vesting schedule, beginning on the first or second anniversary of the date of grant. Compensation expense from restricted stock and restricted stock units is amortized over the vesting period and offset to APIC. The share-based expense for these awards was determined based on the market price of the Company’s stock at the date of grant applied to the total number of shares that were anticipated to fully vest and then amortized over the vesting period. As of December 31, 2008, the Company had unamortized share-based compensation of $2.3 million associated with these awards. The cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of shares vested during the year ended December 31, 2008 was $0.3 million. Upon adoption of SFAS No. 123(R), the Company recorded an immaterial cumulative effect of change in accounting principle as a result of the change in policy from recognizing forfeitures as they occur to recognizing expense based on the Company’s expectation of the awards that will vest over the requisite service period for its restricted stock and restricted stock unit awards. This amount was recorded as compensation cost in general and administrative expenses in the consolidated statement of operations.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
     A summary of the status of the unvested shares of restricted stock and changes during 2008, 2007 and 2006 is presented below:

	Number of	Weighted
	Unvested	Average
	Restricted	Grant-Date
	Shares	Fair Value
Unvested shares as of January 1, 2008	584,782	$15.78
Granted	1,600	$6.12
Vested	(97,971)	$18.86
Forfeited	(183,391)	$14.90

Unvested shares as of December 31, 2008	305,020	$15.28

Unvested shares as of January 1, 2007	436,624	$18.43
Granted	293,770	$13.12
Vested	(105,063)	$19.23
Forfeited	(40,549)	$16.07

Unvested shares as of December 31, 2007	584,782	$15.78

Unvested shares as of January 1, 2006	218,954	$14.90
Granted	333,600	$19.32
Vested	(98,720)	$13.14
Forfeited	(17,210)	$21.02

Unvested shares as of December 31, 2006	436,624	$18.43

     The aggregate intrinsic value of restricted stock vested during 2008 was approximately $0.8 million.
     Computation of Earnings per Share—The Company accounts for earnings per share in accordance with SFAS No. 128, which establishes the requirements for presenting earnings per share (“EPS”). SFAS No. 128 requires the presentation of “basic” and “diluted” EPS on the face of the statement of operations. Basic EPS amounts are calculated using the weighted average number of common shares outstanding during each period. Diluted EPS assumes the exercise of all stock options, warrants and convertible securities having exercise prices less than the average market price of the common stock during the periods, using the treasury stock method. When a loss from continuing operations exists, as in the periods presented, potential common shares are excluded in the computation of diluted EPS because their inclusion would result in an anti-dilutive effect on per share amounts.
     Diluted EPS also includes the effect of convertible securities by application of the “if-converted” method. Under this method, if an entity has convertible preferred stock outstanding, the preferred dividends applicable to the convertible preferred stock are added back to the numerator. The convertible preferred stock is assumed to have been converted at the beginning of the period (or at time of issuance, if later) and the resulting common shares are included in the denominator of the EPS calculation. In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be anti-dilutive. During 2008 and 2007, conversion of the 5.75%

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19. EQUITY AND STOCK PLANS (Continued)
Series A cumulative convertible preferred stock is not assumed because the effect would be anti-dilutive. The following tables present the computations of EPS for the periods indicated.

	Year Ended December 31,
	2008			2007			2006
	Income		Per Share	Income		Per Share	Income		Per Share
	(Loss)	Shares(1)	Amount	(Loss)	Shares(2)	Amount	(Loss)	Shares(3)	Amount
	(in thousands, except per share amounts)
Net income (loss)	$(332,890)			$6,572			$(41,261)
Less: Preferred stock dividends paid	(6,544)			(7,577)			—
Less: Preferred stock dividends in arrears	(1,722)			—			—

Basic EPS
Net loss to common stockholders	(341,156)	28,682	$(11.89)	(1,005)	27,613	$(0.04)	(41,261)	17,368	$(2.38)
Effect of dilutive securities:
Restricted stock units	—	—	—	—	—	—	—	—	—
Common stock options	—	—	—	—	—	—	—	—	—
Convertible preferred stock	—	—	—	—	—	—	—	—	—

Diluted EPS
Net loss to common stockholders plus assumed conversions	$(341,156)	28,682	$(11.89)	$(1,005)	27,613	$(0.04)	$(41,261)	17,368	$(2.38)

(1)	In the calculation of diluted EPS for the year ended December 31, 2008, the 8.7 million shares of common stock resulting from an assumed conversion of the Company’s 5.75% Series A cumulative convertible perpetual preferred stock and 24,718 equivalent shares of the Company’s restricted stock units and common stock options were excluded because the conversion would be anti-dilutive.

(2)	In the calculation of diluted EPS for the year ended December 31, 2007, the 8.7 million shares of common stock resulting from an assumed conversion of the Company’s 5.75% Series A cumulative convertible perpetual preferred stock and 252,853 equivalent shares of the Company’s restricted stock units and common stock options were excluded because the conversion would be anti-dilutive.

(3)	In the calculation of diluted EPS for the year ended December 31, 2006, 425,567 equivalent shares of the Company’s restricted stock units and common stock options were excluded because inclusion of the shares would be anti-dilutive.
     Associated with the exercise of stock options and vesting of restricted stock units, the Company received a tax benefit of approximately $0.5 million in 2006. During 2007, the Company recorded charges associated with the exercise of stock options and vesting of restricted stock units of approximately $0.2 million. The tax benefit or charge is recorded as an increase or decrease in APIC.
20. RELATED PARTY TRANSACTIONS
     The transactions described below were with affiliates, and it is possible that the Company would have obtained different terms from a truly unaffiliated third-party. In addition, see Note 15 regarding certain disputes with entities involving Mr. Sfondrini (a director of the Company).
     Affiliates’ Ownership in Prospects—Edge Group Partnership, a Connecticut general partnership composed of the three Connecticut limited partnerships (Edge I Limited Partnership, The Edge II Limited Partnership, and The Edge III Limited Partnership) whose general partners are Mr. Sfondrini

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
20. RELATED PARTY TRANSACTIONS (Continued)
and a corporation wholly owned by him; Edge Holding Company, L.P., a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners; Edge Option I Limited Partnership, Edge Option II Limited Partnership and Edge Option III Limited Partnership, limited partnerships whose general partners are Mr. Sfondrini and a corporation controlled by him; Andex Energy Corporation and Texedge Energy Corporation, corporations of which Mr. Andrews (a director of the Company) is an officer and members of his immediate family hold ownership interests; Mr. Raphael (a former director of the Company) and Essex II Joint Venture, own certain working interests in the Company’s Nita and Austin Prospects and certain other wells and prospects operated by the Company. These working interests aggregate 7.19% in the Austin Prospect, 6.27% in the Nita Prospect and are negligible in other wells and prospects. These working interests bear their share of lease operating costs and royalty burdens on the same basis as the Company. In addition, Bamaedge, L.P., a limited partnership of which Andex Energy Corporation is the general partner, and Mr. Raphael also hold overriding royalty interests with respect to the Company’s working interest in certain wells and prospects. Neither Mr. Raphael nor Bamaedge L.P. has an overriding interest in excess of 0.075% in any one well or prospect. Essex I Joint Venture and Essex II Joint Venture (a joint venture of which Mr. Sfondrini and a company wholly owned by him are the managers) own royalty and overriding royalty interests in various wells operated by the Company. The combined royalty and overriding royalty interests of the Essex I and Essex II Joint Ventures do not exceed 6.2% in any one well or prospect. In September 2006, the Essex I and Essex II Joint Ventures sold all of their interests in wells operated by the Company except for one well in which Essex II has a 1% gross working interest. Mr. Tugwell (an officer of the Company) and Mr. Gabrisch (a former vice president of the Company) own overriding royalty interests in various wells as a result of awards they received prior to 2000 when the Company had an overriding royalty program in effect for certain key employees. The gross amounts paid or accrued to these persons and entities by the Company in 2008 (including net revenue, royalty and overriding royalty interests) and the amounts these same persons and entities paid

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
20. RELATED PARTY TRANSACTIONS (Continued)
to the Company for their respective share of lease operating expenses and other costs are set forth in the following table:

	Total Amounts Paid by the Company to Owners Including Overriding Royalty(1)
Owner	2008	2007	2006
Andex Corporation /Texedge Corporation	$1,675	$10,343	$4,375
Bamaedge, L.P.	1,725	1,551	1,447
Edge Group Partnership	58,881	683,996	428,321
Edge Holding Co., L.P.(2)	28,664	179,084	76,169
Edge Limited Partnership(2)	1,178	2,139	9,472
Edge Limited Partnership II	1,767	3,209	14,208
Edge Option I	98	178	789
Edge Option II	98	178	789
Edge Option III	403	732	3,240
Essex I Royalty Joint Venture	47	13,366	18,641
Essex II Royalty Joint Venture	25,921	193,181	112,912
Mark J. Gabrisch(3)	*	*	1,061
John O. Tugwell	77	279	760
Stanley Raphael(4)	—	8,991	4,268

Total	$120,534	$1,097,227	$676,452

*	Not relevant

(1)	In the case of Essex I and II Royalty Joint Ventures, amount includes royalty income in addition to working interest and overriding royalty income. The Company sold its interest in these entities in 2003, but Mr. Sfondrini maintains an indirect interest in these entities.

(2)	Edge Group Partnership and Edge Group Holding Co., L.P. (partnerships controlled by John Sfondrini, a director of the Company) sold and/or transferred all of their interests in the Company’s operated properties during 2008.

(3)	Mark G. Gabrisch left the Company in 2006, and therefore was no longer deemed a related party in 2007 and 2008.

(4)	Stanley Raphael retired from the Board of Directors in 2007, and therefore was no longer deemed a related party in 2008.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
20. RELATED PARTY TRANSACTIONS (Continued)

	Lease Operating Expenses Paid to the Company by Owners
Owner	2008	2007	2006
Andex Corporation /Texedge Corporation	$306	$2,417	$—
Bamaedge, L.P.	130	151	318
Edge Group Partnership	40,961	683,996	308,516
Edge Holding Co., L.P.(1)	16,175	137,593	54,422
Edge Limited Partnership I(1)	—	1,771	5,628
Edge Limited Partnership II	—	2,656	8,441
Edge Option I	—	148	518
Edge Option II	—	148	518
Edge Option III	—	605	2,345
Essex II Royalty Joint Venture	11,715	156,995	64,248
Stanley Raphael(2)	—	6,261	2,595

Total	$69,287	$992,741	$447,549

(1)	Edge Group Partnership and Edge Group Holding Co., L.P. (partnerships controlled by John Sfondrini, a director of the Company) sold and/or transferred all of their interests in the Company’s operated properties during 2008.

(2)	Stanley Raphael retired from the Board of Directors in 2007, and therefore was no longer deemed a related party in 2008.
21. SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
     A summary of non-cash investing and financing activities for the years ended December 31, 2008, 2007 and 2006 is presented below:

	Number
	of shares	Fair Market
Description	issued	Value
	(in thousands)
2008:
Shares issued to satisfy restricted stock grants	86	$1,642
Shares issued to fund the Company’s matching contribution under the Company’s 401(k) plan	204	$595
2007:
Shares issued to satisfy restricted stock grants	133	$2,423
Shares issued to fund the Company’s matching contribution under the Company’s 401(k) plan	37	$508
2006:
Shares issued to satisfy restricted stock grants	119	$1,803
Shares issued to fund the Company’s matching contribution under the Company’s 401(k) plan	22	$429

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
21. SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES (Continued)
     For the years ended December 31, 2008, 2007 and 2006, the non-cash portion of Asset Retirement Costs was $0.5 million, $3.0 million, and $0.4 million, respectively. A supplemental disclosure of cash flow information for the years ended December 31, 2008, 2007 and 2006 is presented below:

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Cash paid during the period for:
Interest, net of amounts capitalized	$12,225	$10,123	$1,959
Current state income tax	—	5	—
Federal tax deposit	220	—	94
22. SUPPLEMENTAL FINANCIAL QUARTERLY RESULTS (unaudited):
     The sum of the individual quarterly basic and diluted earnings (loss) per share amounts may not agree with year-to-date basic and diluted earnings (loss) per share amounts as a result of each period’s computation being based on the weighted average number of common shares outstanding during that period.

	Fourth	Third	Second	First
	Quarter(1)	Quarter(1)	Quarter	Quarter
	(in thousands, except per share amounts)
2008(1):
Oil and natural gas revenue	$42,017	$106,641	$(7,538)	$17,657
Operating expenses	(258,077)	(164,467)	(33,912)	(38,088)

Operating loss	(216,060)	(57,826)	(41,450)	(20,431)
Other expense, net	(3,118)	(2,898)	(2,491)	(4,394)
Income tax (expense) benefit	(29,700)	20,714	16,118	8,646

Net income (loss)	$(248,878)	$(40,010)	$(27,823)	$(16,179)

Basic earnings (loss) per share	$(8.71)	$(1.47)	$(1.04)	$(0.64)
Diluted earnings (loss) per share	$(8.71)	$(1.47)	$(1.04)	$(0.64)
2007(2):
Oil and natural gas revenue	$35,931	$48,184	$53,902	$22,883
Operating expenses	(39,884)	(36,364)	(34,532)	(28,628)

Operating income (loss)	(3,953)	11,820	19,370	(5,745)
Other expense, net	(2,846)	(2,334)	(3,049)	(2,958)
Income tax (expense) benefit	2,496	(3,460)	(5,704)	2,935

Net income (loss)	$(4,303)	$6,026	$10,617	$(5,768)

Basic earnings (loss) per share	$(0.22)	$0.14	$0.30	$(0.29)
Diluted earnings (loss) per share	$(0.22)	$0.14	$0.28	$(0.29)

(1)	Operating expenses in the third and fourth quarters of 2008 include non-cash impairment charges of $129.5 million ($84.2 million, net of tax) and $233.3 million ($215.8 million, net of tax), respectively, as a result of a full-cost ceiling test. See the full-cost ceiling test discussion in Note 2.

(2)	The Company completed its largest ever acquisition during January 2007, which had a significant impact on results in 2007 (see Note 6).

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
23. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited)
     This footnote provides unaudited information required by SFAS No. 69, Disclosures About Oil and Natural Gas Producing Activities. The Company’s oil and natural gas properties are located within the United States of America, which constitutes one cost center.
     Capitalized Costs—Capitalized costs and accumulated depletion and impairments relating to the Company’s oil and natural gas producing activities, all of which are conducted within the continental United States, are summarized below:

	As of December 31,
	2008	2007
	(in thousands)
Developed oil and natural gas properties(1)	$1,118,774	$1,059,788
Unevaluated oil and natural gas properties	16,432	34,865
Accumulated depletion and impairments	(831,763)	(381,689)

Net capitalized cost	$303,443	$712,964

(1)	Asset retirement costs associated with the plugging and abandonment liability related to SFAS No. 143 (see Note 7) are included in this line.
     Costs Incurred—Costs incurred in oil and natural gas property acquisition, exploration and development activities are summarized below:

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Acquisition cost:
Unproved properties	$12,752	$64,483	$21,661
Proved properties	—	336,022	36,573
Exploration costs	5,663	41,240	17,898
Development costs(1)	41,340	74,920	65,140

Total costs incurred	$59,755	$516,665	$141,272

(1)	Included in the development costs line item are the asset retirement costs associated with the plugging and abandonment liability related to SFAS No. 143 (see Note 7).
     Net costs incurred excludes sales of proved oil and natural gas properties which are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
23. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited) (Continued)
     Results of Operations—Results of operations for the Company’s oil and natural gas producing activities are summarized below:

	For the Year Ended December 31,
	2008	2007	2006
	(in thousands)
Oil and natural gas revenue	$158,777	$160,900	$129,744
Less operating expenses:
Oil and natural gas operating expenses and ad valorem taxes	17,576	21,774	11,836
Production taxes	9,000	8,422	6,421
Accretion expense	379	297	189
Depletion expense	87,223	90,826	60,472
Impairment of oil and natural gas properties	362,851	—	96,942
Income tax expense (benefit)(1)	(111,388)	13,853	(16,141)

Results of operations from oil and gas producing activities	$(206,864)	$25,728	$(29,975)

(1)	The tax effects have been computed using the statutory tax rate without consideration of valuation allowances, if any, recorded on related deferred tax assets as discussed in Note 17.
     Reserves—Proved reserves are estimated quantities of oil and natural gas, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes (see Standardized Measure) for the periods presented are based on estimates prepared by Ryder Scott Company and W.D. Von Gonten & Co., independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the SEC.
     The Company’s reserves decreased in 2008 due to lower commodity prices, production, property sales and revisions to previous estimates. The Company was unable to replace the production the Company generated due to its reduced capital spending program and higher drilling and operating costs. However, the decrease was partially offset by extensions and discoveries that resulted from the drilling of 25 gross (8.74 net) apparent successess recompletion of one well, and the addition of one proved undeveloped (“PUD”) location. Revisions to previous estimates during 2008 were primarily due to (1) commodity pricing that was significantly lower than year-end 2007, causing a number of PUD locations to be uneconomic and shortening the economic life of many other properties, (2) results of actual drilling and recompletion operations and updated technical analysis, (3) updates to shrink and differential factors and (4) updated performance (both positive and negative) on existing producing wells. The Company’s net ownership in estimated quantities of proved oil and natural gas reserves and

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
23. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited) (Continued)
changes in net proved reserves, all of which are located in the continental United States, are summarized below.

			Natural
	Natural	Oil &	Gas
	Gas	Condensate	Liquids	Total
	(MMcf)	(MBbls)	(MBbls)	(MMcfe)
Proved developed and undeveloped reserves
January 1, 2006	82,290	2,176	1,234	102,750
Revisions of previous estimates	(13,526)	(158)	833	(9,476)
Purchase of oil and gas properties	12,083	307	15	14,015
Extensions and discoveries	9,202	431	71	12,214
Sales of natural gas properties	(52)	(12)	(5)	(154)
Production	(13,850)	(345)	(222)	(17,251)

December 31, 2006	76,147	2,399	1,926	102,098

Proved developed reserves at year end 2006	60,163	1,977	1,181	79,111

January 1, 2007	76,147	2,399	1,926	102,098
Revisions of previous estimates	(65,450)	(769)	(11)	(70,134)
Purchase of oil and gas properties	98,491	1,468	2,392	121,651
Extensions and discoveries	26,306	468	1,111	35,780
Sales of natural gas properties	(1,397)	(62)	(6)	(1,805)
Production	(17,536)	(460)	(637)	(24,118)

December 31, 2007	116,561	3,044	4,775	163,472

Proved developed reserves at year end 2007	88,134	2,580	3,732	126,005

January 1, 2008	116,561	3,044	4,775	163,472
Revisions of previous estimates	(18,643)	(312)	(961)	(26,280)
Purchase of oil and gas properties	—	—	—	—
Extensions and discoveries	7,034	159	303	9,806
Sales of natural gas properties	(3,272)	(324)	(79)	(5,690)
Production	(12,059)	(294)	(559)	(17,176)

December 31, 2008	89,621	2,273	3,479	124,132

Proved developed reserves at year end 2008	68,955	1,971	2,833	97,783

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
23. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited) (Continued)
     Standardized Measure—The Standardized Measure of Discounted Future Net Cash Flows relating to the Company’s ownership interests in proved oil and natural gas reserves for each of the three years ended December 31, 2008 is shown below:

	For the Year Ended December 31,
	2008(1)	2007	2006
	(in thousands)
Future cash inflows	$713,025	$1,314,304	$616,605
Future oil and natural gas operating expenses	(180,828)	(253,071)	(131,926)
Future development costs	(119,206)	(155,991)	(75,389)
Future income tax expense	—	(114,311)	(65,738)

Future net cash flows	412,991	790,931	343,552
10% discount factor	(135,786)	(248,412)	(110,346)

Standardized measure of discounted future net cash flows	$277,205	$542,519	$233,206

(1)	As of December 31, 2008, the Company was not in a tax paying position and therefore income taxes are not applicable to this presentation.
     In accordance with SEC regulations, the oil and natural gas prices in effect at December 31, 2008, adjusted for basis and quality differentials, are applied to year-end quantities of proved oil and natural gas reserves to compute future cash flows. The base prices before adjustments were as follows:

	Year Ended December 31,
	2008	2007	2006
Natural gas ($ per MMBtu)	$5.71	$6.80	$5.62
Natural gas liquids ($ per Bbl)	26.76	57.60	36.64
Oil and condensate ($ per Bbl)	44.60	96.00	61.06
     Future oil and natural gas operating expenses and development costs are computed primarily by the Company’s internal petroleum engineers and are provided to external independent petroleum engineers as estimates of expenditures to be incurred in developing and producing the Company’s proved oil and natural gas reserves at the end of the year, based on year-end costs and assuming the continuation of existing economic conditions.
     Future income taxes are based on year-end statutory rates, adjusted for net operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flows. The Standardized Measure of Discounted Future Net Cash Flows is not intended to represent the replacement cost or fair market value of the Company’s oil and natural gas properties.
     The Standardized Measure of Discounted Future Net Cash Flows does not purport, nor should it be interpreted, to present the fair value of the Company’s oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

EDGE PETROLEUM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
23. SUPPLEMENTARY FINANCIAL INFORMATION ON OIL AND NATURAL GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (unaudited) (Continued)
     Changes in Standardized Measure—Changes in Standardized Measure of Discounted Future Net Cash Flows relating to proved oil and gas reserves are summarized below:

	For the Year Ended December 31,
	2008	2007	2006
		(in thousands)
Changes due to current year operations:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$(133,673)	$(144,225)	$(101,520)
Sales of oil and natural gas properties	(21,413)	(3,621)	(618)
Purchase of oil and gas properties	—	257,789	34,855
Extensions and discoveries	60,690	120,691	42,085
Changes due to revisions of standardized variables:
Prices and operating expenses	(224,854)	577,668	(190,802)
Revisions of previous quantity estimates	(74,606)	(621,745)	(29,018)
Estimated future development costs	35,321	60,578	44,992
Income taxes	67,380	(29,070)	72,792
Accretion of discount	54,252	23,320	34,379
Production rates (timing) and other	(28,411)	67,928	(17,729)

Net change	(265,314)	309,313	(110,584)
Beginning of year	542,519	233,206	343,790

End of year	$277,205	$542,519	$233,206

     Sales of oil and natural gas, net of oil and natural gas operating expenses are based on historical pre-tax results. Sales of oil and natural gas properties, extensions and discoveries, purchases of minerals in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented on an after-tax basis.